Execution Version

STOCK PURCHASE AGREEMENT

by and among

PETER A. ASCH,

RICHARD D. ASCH,

A. LAWRENCE LITKE

and

JOSEPH M. CANDIDO

as Sellers

and

LANGER, INC.,

as Purchaser

relating to the shares of

TWINCRAFT, INC.

Dated as of November 14, 2006

i

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 14, 2006, is entered into by and among LANGER, INC., a Delaware corporation with its principal offices at 450 Commack Road, Deer Park, New York 11729 (the “Purchaser”); and PETER A. ASCH (“PAA”), an individual residing at 450 South Willard St., Burlington, VT 05401, RICHARD D. ASCH (“RDA”), an individual residing at 314 Lefebvre Lane, Williston, VT 05495, A. LAWRENCE LITKE (“ALL”), an individual residing at 315 Pease Mountain Road, Charlotte, VT 05445, and JOSEPH M. CANDIDO (“JMC”), an individual residing at 1069 Sunset View Road, Colchester, VT 05446 (PAA, RDA, ALL and JMC, each, a “Seller” and collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers are the legal and beneficial owner of all of the issued and outstanding shares of capital stock of TWINCRAFT, INC., a Vermont corporation, with its principal offices at 2 Tigan Street, Winooski, VT 05404 (the “Company”); and

WHEREAS, the Sellers desire to sell, and the Purchaser desires to acquire, all of the shares of the capital stock of the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and promises herein contained, the Purchaser and the Seller hereby agree as follows:
ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“2006 Adjusted EBITDA” means, for the fiscal year ended December 31, 2006, Adjusted EBITDA of the Company and the Subsidiaries on a consolidated basis; provided, that 2006 Adjusted EBITDA shall not include an adjustment to add back rent expense for the Winooski Facility.

“2007 Adjusted EBITDA” means, for the fiscal year ended December 31, 2007, Adjusted EBITDA of the Company and the Subsidiaries on a consolidated basis.

“2007 Deferred Consideration Amount” has the meaning set forth in Section 2.3.

“2007 Financial Statements” shall mean the Company’s audited consolidated balance sheets and related audited consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows at and for the fiscal year ended December 31, 2007, including the notes thereto.

“2008 Adjusted EBITDA” means, for the fiscal year ended December 31, 2008, Adjusted EBITDA of the Company and the Subsidiaries on a consolidated basis.

“2008 Deferred Consideration Amount” has the meaning set forth in Section 2.4.

“2008 Financial Statements” shall mean the Company’s audited consolidated balance sheets and related audited consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows at and for the fiscal years ended December 31, 2008, including the notes thereto.

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. The term “Affiliate” shall include any Person that owns or has control over more than twenty percent (20%) of the equity interests in another Person. With respect to Section 5.4 only, “Affiliate” shall only mean the subsidiaries and related entities of Purchaser set forth in its filings with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Agent” has the meaning set forth in Section 5.14 hereof.

“Acquisition Proposal” has the meaning set forth in section 5.14 hereof.

“Adjusted EBITDA” means, for a given fiscal year, in accordance with GAAP, computed consistent with historical practices, net income of the Company and the Subsidiaries (other than net income resulting from acquisitions of other businesses after the Closing Date), on a consolidated basis, for such fiscal year plus amounts, if any, which were deducted in the determination of net income for such period for: (i) interest expense for such period; (ii) federal, state and local income tax expense for such period; (iii) depreciation and amortization expense for such period; and (iv) corporate management fees paid to or charged by the Purchaser for such period; (v) costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement; (vi) amounts representing certain payments made to Bob Asch, Dave Asch, Trudy Asch and Rosemarie Asch under consulting agreements referred to in Schedule 4.1(x) which will be terminated at Closing; and (vii) rent expense for the Winooski Facility; additionally, Adjusted EBITDA will include a net credit for certain management functions and expenses performed at the Purchaser’s request, the amount of such credit will be determined by Purchasers customary budgeting process, subject to quarterly review, all as calculated on Exhibit 1.1.

“Adjusted Purchase Price” has the meaning set forth in Section 2.2(b).

“Amended Essex Sub-Lease” means the amended lease, substantially on the terms attached hereto as Exhibit 1.2, to be entered into between Asch Enterprises and the Company (or an Affiliate of the Purchaser), at Closing with respect to the Essex Facility

“Applicable Law” means, with respect to any Person, any international, national, regional, state or local treaty, statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity and any requirements imposed by common law or case law, applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person). Applicable Law includes, without limitation, environmental laws, state and local zoning laws and ordinances, land use and building laws, laws respecting the sale of services, laws respecting employment and labor, and laws respecting bidding on contracts.

“Asch Employment Agreement” has the meaning set forth in Section 3.2(f)(viii) hereof.

“Assets” means all tangible and intangible property owned by the Company and any other assets of the Company designated as assets pursuant to GAAP.

“Autocartoner Indebtedness” shall mean the indebtedness in the amount of $233,000 related to the Company’s purchase of the Autocartoner.

“Average Closing Price” means the average closing price of Purchaser Common Stock quoted on the NASDAQ National Market, or any other exchange on which the Purchaser Common Stock is then traded or quoted, for the twenty days on which such stock is actually traded prior to the Date of Determination.

“Balance Sheet” has the meaning set forth in Section 4.1(g) hereof.

“Bankruptcy Event” has the meaning set forth in Section 2.8(b) hereof.

“Business” means the business of the Company and the Subsidiaries as currently conducted, including, but not limited to, the manufacture, distribution, sale and marketing of soap, including any improvements of existing products or extensions of existing product lines.

“Cash Consideration” has the meaning set forth in Section 2.2(a) hereof.

“CERCLA” has the meaning set forth in Section 4.1(cc) hereof.

“Class A Common Stock” means the authorized Class A common stock, no par value per share, of the Company.

“Class B Common Stock” means the authorized Class B common stock (non-voting), no par value per share, of the Company.

“Class A Preferred Stock” means the authorized Class A preferred stock, no par value per share, of the Company.

“Closing” means the consummation of the transactions provided for in this Agreement.

“Closing Date” has the meaning set forth in Section 3.1(b) hereof.

“Closing Date Cash Consideration” has the meaning set forth in Section 2.2(a) hereof.

“Closing Date Consideration Shares” has the meaning set forth in Section 2.2(a) hereof.

“Closing Indebtedness” shall mean the Indebtedness set forth on Schedule 5.15 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.

“Company” has the meaning set forth on the Preamble of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4.1(q) hereof.

“Consideration Shares” shall refer to individually as any of the Closing Date Consideration Shares or additional shares of Purchaser Common Stock issued in connection with Section 2.2(b) and collectively as the Closing Date Consideration Shares plus any additional shares of Purchaser Common Stock issued in connection with Section 2.2(b) or less any Closing Date Consideration Shares, as the case may be.
.
“Content” shall mean any and all information, pictures, images, graphics, video, text, and any other content or information, in whatever form or on any media.

“Date of Determination” has the meaning set forth in Section 2.3 hereof.

“Deferred Consideration Amount” shall mean any or all of, as the context requires, the 2007 Deferred Consideration Amount and/or the 2008 Deferred Consideration Amount.

“Determining Accountants” has the meaning set forth in Section 2.5(b) hereof.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan, program, arrangement or account.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” shall mean any mortgage, lien, security interest, pledge, proxy, voting trust or agreement, encumbrance, option, restriction on use, voting or transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

“Environmental Release” shall have the meaning set forth in CERCLA.

“Environmental and Safety Requirements” shall mean all Applicable Law concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Environmental Release, threatened Environmental Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or distillates, asbestos, polychlorinated biphenyls, noise or radiation).

“Escrow Agreement” has the meaning set forth in Section 2.2(a) hereof.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement to hold the Escrow Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Essex Facility” means the Company’s facility located at 36 River Road, Essex, VT, which facility is used in connection with the Business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations in effect thereunder.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Financial Statements” has the meaning set forth in Section 4.1(g) hereof.

“GAAP” means U.S. generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and Financial Statements referred to in Section 4.1(g) were prepared.

“Governmental Entity” shall mean any national, international, territorial, state, regional, provincial or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative commission or other agency, or any political or other subdivision, department or branch of any of the foregoing, or any arbitrator or mediator.

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

“Highly Compensated Employees” shall mean the Company’s employees receiving an aggregate annual salary in excess of $75,000.

“Indebtedness” of any Person means and includes, without duplication, as of any date as of which the amount thereof is to be determined, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; (iii) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments (other than performance, surety, and appeals bonds arising in the ordinary course of business); (iv) any capital lease obligation of such Person; (v) all reimbursement, payment, or similar obligations, contingent or otherwise, of such Person under acceptance or letters of credit (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA); (vi) all obligations of such Person, contingent or otherwise, under any Guaranty by such Person of the obligations of another Person of the type referred to in clauses (i) through (v) above; (vii) all obligations referred to in clauses (i) through (v) above secured by any mortgage or security interest in property (including without limitation accounts, contract rights, and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest; and (vii) any other indebtedness included on, or that should be included on, a balance sheet of such Person prepared in accordance with GAAP. For the avoidance of doubt, “Indebtedness” of any Person shall not include any deferred taxes of such Person.

“Indemnification Escrow Amount” has the meaning set forth in Sections 2.2(a)(iv) hereof.

“Indemnification Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement to hold the Indemnification Escrow Amount.

“Indemnity Notice” means written notification pursuant to Section 5.3(c) of a claim for indemnity under Section 7.3(a) or Section 7.3(b), as applicable, by an Indemnified Party, specifying the nature of such claim.

“Initial Cash Consideration” has the meaning set forth in Section 2.2(a) hereof.

“Insurance Policies” has the meaning set forth in Section 4.1(u) hereof.

“Intellectual Property” shall mean any United States, foreign, international and state patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, “Patents”); trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for the Content and the Software (each as defined herein) (collectively, “Copyrights”); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons, and all license agreements and other agreements granting rights relating to any of the foregoing which are classified as intangible assets under GAAP.

“Knowledge”, whether capitalized or not, means (i) the actual knowledge of such Person after due inquiry or (ii) knowledge that such Person should have reasonably been expected to know in the Ordinary Course of Business, unless otherwise provided for herein to the contrary. A Person (other than an individual) will be deemed to have “actual knowledge” of a particular fact or other matter if any of such Person's current Affiliates, officers or directors, has, or at any time had, knowledge of such fact or other matter. In addition, each Seller shall be deemed to have “actual knowledge” of a particular fact or other matter if Peter Asch, A. Lawrence Litke, Joseph Candido, Richard Asch, or Mark Davitt has knowledge of such fact or matter.

“Lease” and “Leases” have the meanings set forth in Section 4.1(o) hereof.

“Leased Property” has the meaning set forth in Section 4.1(o) hereof.

“Liability” and “Liabilities” means any liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“License Agreements” has the meaning set forth in Section 4.1(q) hereof.

“Litigation” has the meaning set forth in Section 4.1(m) hereof.

“Litke Employment Agreement” has the meaning set forth in Section 3.2(f)(viii) hereof.

“Losses” has the meaning set forth in Section 7.3(a) hereof.

“Material Adverse Effect” means any change, event or condition of any character which has had or could have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, prospects or business of the Company and its Subsidiaries, taken as a whole, or the Purchaser, as applicable.

“Material Agreement” has the meaning set forth in Section 4.1(r) hereof.

“Maximum Purchaser Shares Number” has the meaning set forth in Section 2.9 hereof.

“Multiemployer Plan” has the meaning set forth in Section 3(37)(A) of ERISA.

“New Winooski Lease” means the lease, substantially on the terms attached hereto as Exhibit 1.3, to be entered into between Asch Partnership and the Company (or an Affiliate of the Purchaser) at Closing with respect to the Winooski Facility.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“PBGC” means the Pension Benefit Guaranty Company.

“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, unincorporated association, organization, Governmental Entity or other entity or organization.

“Pro Rata Ownership Percentage” shall mean the number of Shares owned by a Seller immediately prior to, and delivered by such Seller at the Closing, divided by the total number of Shares, expressed as a percentage.

“Pro Rata 2007 Earnout Percentage” shall be as set forth on Exhibit 2.3.

“Pro Rata 2008 Earnout Percentage” shall be as set forth on Exhibit 2.4.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchase Price” has the meaning set forth in Section 2.2(a) hereof.

“Purchase Price Adjustment Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement to hold the Purchase Price Adjustment Escrow Amount.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser’s Business” means the manufacture and distribution of medical products targeting the orthopedic, orthotic and prosthetic markets, and skin care products for the medical therapeutic and retail markets.

“Purchaser Common Stock” means the Purchaser’s common stock, par value $.02 per share.

“Related Party” and “Related Parties” has the meaning set forth in Section 4.1(x) hereof.

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Representatives” means, as to any Person, its accountants, attorneys, consultants, officers, directors, employees, agents and other advisers and representatives.

“Releasee” has the meaning set forth in Section 5.13 hereof.

“Right of Set-off” has the meaning set forth in Section 7.3(e) hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder.

“Seller(s)” has the meaning set forth in the first preamble of this Agreement.

“Sellers Claims” has the meaning set forth in Section 5.13 hereof.

“Sellers’ Representative” means Peter A. Asch.

“Shares” means all outstanding shares of the Company’s Class A Common Stock, Class B Common Stock and Class A Preferred Stock.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on any of the Company’ Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

“Subsidiaries” has the meaning set forth in Section 4.1(f) hereof.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, assessment, charge, duty, fee, levy or other governmental charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law relating to any Tax.

“Winooski Facility” means the Company’s facility located at 2 Tigan Street, Winooski, VT, which facility is used in connection with the Business.

“Working Capital” shall mean the sum of: (a) total gross accounts receivable (without regard to reserves or allowances), (b) total gross inventory (without regard to reserves or allowances), (c) total other receivables, (d) total cash, and (e) total other assets, less total accounts payable (including accruals).

“Working Capital Adjustments” has the meaning set forth in Section 2.7(b) hereof.

“Working Capital Escrow Agreement” has the meaning set forth in Section 2.2(a) hereof.

“Working Capital Statement” has the meaning set forth in Section 2.7(a) hereof.

“Working Capital Target” has the meaning set forth in Section 2.7(b) hereof.

ARTICLE II
SALE AND PURCHASE OF SHARES

Section 2.1 Purchase of Shares. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to the Shares, which shall collectively constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company. At the Closing, the Sellers shall deliver to the Purchaser all of the certificates representing the Shares together with stock powers separate from the certificates duly executed by the Sellers in blank and sufficient to convey to the Purchaser good title to all of the Shares free and clear of any and all Encumbrances of any nature whatsoever, other than restrictions arising under applicable securities laws.

Section 2.2 Consideration.

(a) Subject to the terms and conditions set forth in this Agreement, in addition to any 2007 Deferred Consideration Amount and 2008 Deferred Consideration Amount that may be payable pursuant to Sections 2.3 and 2.4 hereof, respectively, the aggregate consideration for the Shares shall be, subject to adjustment as set forth in Section 2.2(b), equal to $26,650,000 (the “Purchase Price”), plus an amount equal to the Autocartoner Indebtedness. At the Closing, the aggregate consideration, shall be payable by the Purchaser to or for the benefit of the Sellers, in proportion to each Seller’s Pro Rata Ownership Percentage, as follows:

(i)
an amount equal to (A) the Purchase Price multiplied by 0.85, less (B) the Purchase Price Adjustment Escrow Amount (as defined herein), less (C) the Indemnification Escrow Amount (as defined herein), less (D) an amount equal to the Closing Indebtedness (which shall be applied at the direction of the Seller pursuant to Section 5.15 hereof to extinguish the Closing Indebtedness as part of the Closing), plus (E) an amount equal to the Autocartoner Debt, shall be payable in cash by wire transfer of immediately available funds at the Closing (the “Closing Date Cash Consideration”) to the Sellers; and

(ii)
a number of duly authorized and non-assessable shares (the “Closing Date Consideration Shares”) of Purchaser Common Stock having a value equal to the Purchase Price multiplied by 0.15, shall be issued to the Sellers at the Closing, subject to the limitations in Section 2.9 hereof;

(iii)
$500,000 (the “Purchase Price Adjustment Escrow Amount”) shall be deposited by the Purchaser with the Escrow Agent into the Purchase Price Adjustment Escrow Fund on the Closing Date, which amount shall be held and distributed, subject to Purchaser’s Right of Set-off the Working Capital Adjustment, if any, in accordance with Section 7.3(e), and the Purchase Price Adjustment, if any is owing to Purchaser, in accordance with Section 2.2(b)(ii)(A), in each case pursuant to the terms of the Escrow Agreement in the form of Exhibit 2.2(a)(iii) (the “Escrow Agreement”); and

(iv)
$2,000,000 (the “Indemnification Escrow Amount”) shall be deposited by the Purchaser with the Escrow Agent into the Indemnification Escrow Fund on the Closing Date, which amount shall be held, subject to Purchaser’s Right of Set-off, if any, in accordance with Section 7.3(e), and distributed pursuant to the terms and provisions of the Escrow Agreement as follows: (A) $1,000,000 (or such lesser amount as may remain) shall be released to the Sellers following the filing of the Purchaser’s Annual Report on Form 10-K, under the Exchange Act, for the fiscal year ended December 31, 2006; and (B) the remaining amount, if any, shall be released to the Sellers 18 months after the Closing Date.

(b) Within ten (10) days following the date on which the Audit Report (and each of the Working Capital Statement and EBITDA Statement contained therein) becomes final and binding on the parties in accordance with Section 2.7, the Purchaser shall calculate an adjusted Purchase Price that is equal to actual 2006 Adjusted EBITDA, as set forth in the final Audit Report, multiplied by 6.5, and taking into account the Working Capital Adjustment, if any, calculated in accordance with Section 2.7 and reducing such price dollar for dollar by an amount equal to all accrued and unpaid costs incurred by the Company as a result of the transactions contemplated hereby (the “Adjusted Purchase Price”). The difference between the Adjusted Purchase Price and the Purchase Price paid at Closing shall be hereinafter referred to as the “Purchase Price Adjustment” regardless of whether such Purchase Price Adjustment is owed by Purchaser to Sellers or by Sellers to Purchaser.

(i)
If the Adjusted Purchase Price based upon the final Audit Report exceeds the Purchase Price that was paid on the Closing Date, then Purchaser shall pay the Purchase Price Adjustment to Sellers, in proportion to each Seller’s Pro Rata Ownership Percentage, as follows:

(A)	an amount equal to the Purchase Price Adjustment multiplied by 0.85, shall be payable in cash by wire transfer of immediately available funds to the Sellers;

(B)	a number of duly authorized and non-assessable shares of Purchaser Common Stock having a value equal to the Purchase Price Adjustment multiplied by 0.15, shall be issued to the Sellers; and

(C)	The remaining portion of the Purchase Price Adjustment Escrow Amount, if any, shall be released to Sellers in accordance with the terms of the Escrow Agreement.

(ii)	If the Adjusted Purchase Price based upon the final Audit Report is less than the Purchase Price that was paid on the Closing Date, then Sellers shall pay the difference to Purchaser as follows:

(A)
an amount equal to the Purchase Price Adjustment multiplied by 0.85, shall be set-off and deducted from the Purchase Price Adjustment Escrow Amount, in which case such amount shall be released to the Purchaser from the Purchase Price Adjustment Escrow Fund in accordance with the terms of the Escrow Agreement, and either (1) any remaining Purchase Price Adjustment Amount in the Purchase Price Adjustment Escrow Fund shall be released to Sellers in accordance with the terms of the Escrow Agreement or (2) if the Purchase Price Adjustment Escrow Amount is not sufficient to satisfy the cash portion of the Purchase Price Adjustment owing to the Purchaser, then at the Purchaser’s sole option either the Seller shall pay such difference to the Purchaser in cash by wire transfer of immediately available funds or the Purchaser may exercise the same Right of Set-off prescribed by Section 7.3(e) hereof with respect to such difference; and

(B)
a number of Closing Date Consideration Shares having a value equal to the amount of the Purchase Price Adjustment multiplied by 0.15, shall be returned by Sellers to Purchaser and such shares shall be canceled.

(c) For purposes of determining the number of shares of Purchaser Common Stock which shall constitute any Consideration Shares for purposes of this Section 2.2, whether issuable at Closing to Seller in accordance with Section 2.2(a)(ii), issuable following Closing in accordance with Section 2.2(b)(i)(B), or cancelable in accordance with Section 2.2(b)(ii)(B), the value of Purchaser Common Stock shall be $4.00. If, on or prior to the date any shares of the Purchaser’s Common Stock is issued to the Sellers, Purchaser should split or combine the Purchaser Common Stock, or pay a stock dividend or other stock distribution in Purchaser Common Stock, or otherwise change the Purchaser Common Stock into any other securities, or make any other dividend or distribution on the Purchaser Common Stock (other than normal quarterly dividends, as the same may be adjusted from time to time and in the ordinary course), then the number of Consideration Shares issuable on the Closing Date will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

Section 2.3 2007 Deferred Consideration.

If 2007 Adjusted EBITDA exceeds 2006 Adjusted EBITDA, the Purchaser shall pay, or shall arrange for the Company to pay, to the Sellers, in proportion to each Seller’s Pro Rata 2007 Earnout Percentage, as provided in Section 2.6, an amount equal to such difference between 2007 Adjusted EBITDA and 2006 Adjusted EBITDA multiplied by three (the “2007 Deferred Consideration Amount”) within fourteen (14) days after the Date of Determination of 2007 Adjusted EBITDA. The “Date of Determination” of the 2007 Adjusted EBITDA or 2008 Adjusted EBITDA, as the case may be, shall be the earlier to occur of (i) the date on which the Purchaser receives notice from the Seller that the Seller does not dispute the Purchaser’s determination of 2007 Adjusted EBITDA or 2008 Adjusted EBITDA, as the case may be, as provided in Section 2.5(a) below, (ii) the date the parties resolve among themselves any such dispute regarding such determination, or (iii) the date of the written notice of the Determining Accountants as set forth in Section 2.5(b) below.

Section 2.4 2008 Deferred Consideration.

If 2008 Adjusted EBITDA exceeds 2007 Adjusted EBITDA, the Purchaser shall pay, or shall arrange for the Company to pay, to the Sellers, in proportion to each Seller’s Pro Rata 2008 Earnout Percentage, as provided in Section 2.6, an amount equal to such difference between 2008 Adjusted EBITDA and 2007 Adjusted EBITDA multiplied by three (the “2008 Deferred Consideration Amount”) within fourteen (14) days after the Date of Determination of 2008 Adjusted EBITDA.

Section 2.5 Determination of Calculations.

(a) 2007 Adjusted EBITDA and the 2007 Deferred Consideration Amount shall be determined by the Chief Financial Officer of the Purchaser no later than thirty (30) days following the filing of the Purchaser’s Annual Report on Form 10-K, under the Exchange Act, for the fiscal year ended December 31, 2007, and notice thereof shall be delivered to the Sellers within five (5) days of such determination. 2008 Adjusted EBITDA and the 2008 Deferred Consideration Amount shall be determined by the Chief Financial Officer of the Purchaser no later than thirty (30) days following the filing of the Purchaser’s Annual Report on Form 10-K, under the Exchange Act, for the fiscal year ended December 31, 2008, and notice thereof shall be delivered to the Sellers within five (5) days of such determination. The notices required to be provided by the Chief Financial Officer as set forth herein shall be in writing and shall include copies of the financial statements used in making the computations.

(b) The Sellers and their accountant shall be afforded access to and shall be entitled to review and make extracts from the work papers, files and books of account in connection with the determination of the 2007 Adjusted EBITDA, 2008 Adjusted EBITDA, the 2007 Deferred Consideration Amount and the 2008 Deferred Consideration Amount. These determinations shall become final and binding upon the parties if the Sellers notify the Purchaser of their acceptance of such determination, unless, within thirty (30) days following delivery to the Sellers, notice is given by the Sellers to the Purchaser of the Sellers’ dispute, setting forth in reasonable detail the Sellers’ basis for such objection. If the Sellers have delivered notice of such a dispute to Purchaser within such thirty (30) day period, then Purchaser shall pay such amount of the 2007 Deferred Consideration Amount or the 2008 Deferred Consideration Amount, as applicable, that is not subject to any dispute and the parties shall work together in good faith to resolve the dispute. If the parties are unable to reach agreement within thirty (30) days after notice of dispute has been received by the Purchaser, then all such disputes shall be referred together as promptly as practicable for resolution to a mutually acceptable independent accounting firm of national reputation that has not represented any of the parties hereto within the preceding two (2) years (the “Determining Accountants”) in accordance with Section 2.5(c).

(c) With respect to any dispute pursuant to Section 2.5(b) or Section 2.7(a), the Determining Accountants will make a determination as to each item in dispute, which determination will be (i) in writing, (ii) furnished to the Purchaser and the Sellers as promptly as practicable after the items in dispute have been referred to the Determining Accountants, (iii) made in accordance with this Agreement, and (iv) final and binding upon each party hereto. Each of the Purchaser and the Sellers shall use reasonable efforts to cause the Determining Accountants to render their decision as soon as reasonably practicable, including without limitation by promptly complying with all reasonable requests by the Determining Accountants for information, books, records and similar items. The Sellers and the Purchaser shall each pay half of the fees and expenses of the Determining Accountant, with the Sellers advancing half, and the Purchaser advancing the other half, of any retainer fee or deposit required by the Determining Accountant in advance of a final resolution. Notwithstanding the foregoing sentence, if the final 2007 Deferred Consideration Amount, 2008 Deferred Consideration Amount, Working Capital Adjustment, or 2006 Adjusted EBITDA as the case may be, as finally resolved by the Determining Accountant, is: (i) more than 120% of the amount initially determined by the Purchaser in the case of the final 2007 Deferred Consideration Amount, 2008 Deferred Consideration Amount, or 2006 Adjusted EBITDA, or less than 80% of amount initially determined by the Purchaser in the case of the Working Capital Adjustment, then the Purchaser shall pay all fees and expenses of the Determining Accountant; or (ii) less than 80% of the amount initially determined by the Purchaser in the case of the final 2007 Deferred Consideration Amount, 2008 Deferred Consideration Amount, or 2006 Adjusted EBITDA, or more than 120% of the amount initially determined by the Purchaser in the case of the Working Capital Adjustment, then the Sellers shall pay all fees and expenses of the Determining Accountant.

Section 2.6 Manner and Form of Deferred Consideration Payment; Termination of Deferred Consideration Obligations.

(a) Each Deferred Consideration Amount shall be paid by the Purchaser to the Sellers in proportion to each Seller’s respective Pro Rata 2007 Earnout Percentage or Pro Rata 2008 Earnout Percentage, as applicable.

(b) In the event the Purchaser Common Stock is trading at a price less than $4.00 per share based on the Average Closing Price, the Deferred Consideration Amount shall be paid in cash by wire transfer of immediately available funds. In the event the Purchaser Common Stock is trading at a price greater than $4.00 per share based on the Average Closing Price, the Deferred Consideration Amount may be paid, at Purchaser’s discretion, in a combination of cash by wire transfer of immediately available funds and additional shares of Purchaser Common Stock, such additional shares to be valued based on the Average Closing Price.

In the event the Purchaser issues shares of Purchaser Common Stock in respect of any Deferred Consideration Amount, such shares shall be registered pursuant to the terms and conditions of the Registration Rights Agreement.

Section 2.7 Audit Report; Working Capital Adjustment.

(a) Within 60 calendar days following the Closing Date, the Sellers or their accountants, Gallagher Flynn & Company LLP, shall review the Company’s financial books and records. After the conclusion of the review, the Sellers’ Representative shall deliver a report to the Purchaser (the “Audit Report”), which shall include (i) a written statement to the Purchaser setting forth in reasonable detail the actual consolidated Working Capital of the Company and its Subsidiaries as of December 31, 2006, provided, however, if the Closing Date is after January 4, 2006, then as of the Closing Date (the “Working Capital Statement”) and (ii) an income statement for the year ended December 31, 2006 (the “2006 Income Statement”) and an accompanying written statement to the Purchaser setting forth in reasonable detail based on the 2006 Income Statement the actual 2006 Adjusted EBITDA (the “EBITDA Statement”). Each of the Working Capital Statement and the 2006 Income Statement will be prepared in accordance with GAAP computed consistent with historical practices, and each of the Working Capital Statement, 2006 Income Statement and EBITDA Statement will be prepared from the books and records of the Company and each Subsidiary. The Purchaser and its accountants shall be afforded access to and shall be entitled to review and make extracts from the work papers, files and books of account used by the Sellers and Gallagher Flynn & Company LLP in connection with their preparation of the Audit Report. The Purchaser may object to all or any part of the Audit Report (including the Working Capital Statement and EBITDA Statement contained therein) by written notice to the Sellers’ Representative setting forth in reasonable detail the Purchaser’s basis for such objection within 14 calendar days after its receipt by the Purchaser; and the Purchaser’s failure to send such objection notice within such period shall be deemed conclusive acceptance of the Audit Report by the Purchaser, whereupon the Audit Report and its contents shall become final and binding on the parties for purposes of this Agreement. If the Purchaser has delivered notice of such a dispute to the Sellers’ Representative within such fourteen (14) day period, then the parties shall work together in good faith to resolve the dispute. If the parties are unable to reach agreement within thirty (30) days after notice of dispute has been received by the Sellers’ Representative, then all such disputes shall be referred together as promptly as practicable for resolution to the Determining Accountants in accordance with Section 2.5(c).

(b) The Purchase Price shall be adjusted as follows. If the actual Working Capital, as reflected in the Working Capital Statement, is less than $5,100,000 (the “Working Capital Target”), then the Purchase Price shall be decreased by the amount of such difference (the “Working Capital Adjustment”). If the actual Working Capital as of the Closing Date, as reflected in the Working Capital Statement, is greater than the Working Capital Target, then the Purchase Price shall be increased by the amount of such difference.

Section 2.8 Transfer Restrictions; Certain Covenants Regarding the Consideration Shares.

(a) The Consideration Shares to be issued to the Sellers pursuant to this Agreement shall be subject to the transfer restrictions set forth in the Lock-Up Agreements. In addition to any transfer restrictions contained in the Lock-Up Agreements, the Consideration Shares have not been registered under the Securities Act and may not be offered or sold within the United Stated or to, or for the account or benefit of, U.S. persons, unless the Consideration Shares are registered under the Securities Act or pursuant to an exemption from or in transactions not subject to the registration requirements of the Securities Act and accompanied by an opinion of counsel reasonably satisfactory to the Purchaser that registration under the Securities Act is not required. Hedging transactions involving the Consideration Shares may not be conducted by the Sellers unless in compliance with the Securities Act. The terms “United States” and “U.S. Person” have the respective meanings given to those terms in Regulation S under the Securities Act.

(b) Upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws and accompanied by an opinion of counsel reasonably satisfactory to the Purchaser that registration under the Securities Act is not required, each certificate representing the Consideration Shares, as well as all certificates issued in exchange for or in substitution of the Consideration Shares, shall bear a legend to the following effect:

“THE TRANSFER OF THE SECURITIES EVIDENCED HEREBY IS RESTRICTED BY THE TERMS OF A LOCK-UP AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER HEREOF. A COPY OF THE LOCK-UP AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER. IN ADDITION, THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND MAY BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (PROVIDED BY RULE 144 THEREUNDER OR OTHERWISE, INCLUDING AN OFFER, SALE, OR TRANSFER OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE UNITED STATES SECURITIES LAWS), IF ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(c) Each of the Sellers hereby agrees that:

(i) the Consideration Shares have not been registered under the Securities Act, such securities are “restricted securities” as defined in Rule 144 under the Securities Act, and the Consideration Shares may not be offered or sold within the United States or to, or for the account of or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act, Rule 144 under the Securities Act, if applicable, or pursuant to another exemption from the registration requirements of the Securities Act;

(ii) he, she or it acknowledges that the Consideration Shares have not been registered under the Securities Act and may not be offered or sold except as provided in the legend above;

(iii) he, she or it acknowledges that the foregoing restrictions apply to holders of a beneficial interest in the Consideration Shares as well as to holders of the Consideration Shares;

(iv) he, she or it shall not engage in any hedging transaction involving the Consideration Shares unless in compliance with the Securities Act; and

(v) the Consideration Shares will be subject to the terms and conditions of the Registration Rights Agreement and the Lock-Up Agreements.

(d) The Purchaser hereby agrees that:

(i) it shall take all steps necessary to cause the Consideration Shares to be quoted on the NASDAQ Global Market, or such other exchange as the Purchaser Common Stock shall be listed or quoted at such time no later than the time such shares are sold or transferred in a transaction exempt from registration under the Securities Act pursuant to Rule 144 promulgated thereunder or registered;

(ii) a long as any Seller owns Consideration Shares, it shall use commercially reasonable efforts to timely file with the SEC (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Purchaser pursuant to Section 13(a) or 15(d) of the Exchange Act;

(iii) it shall pay the reasonable fees of counsel incurred for legal opinions reasonably requested by Sellers with respect to the sale or other transfer of the Consideration Shares by the Sellers under Rule 144 or Regulation S of the Securities Act or otherwise required under any successor provisions thereto; and

(iv) the Consideration Shares will be subject to the terms and conditions of the Registration Rights Agreement and the Lock-Up Agreements referenced in Section 2.7(f) hereof.

Section 2.9 Limitations on Issuances of Purchaser Common Stock. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser shall not be required to issue shares of Purchaser Common Stock to the Sellers as Consideration Shares and/or shares in respect of any Deferred Consideration Amount, in the aggregate, in excess of the Maximum Purchaser Shares Number. For purposes of this Agreement, “Maximum Purchaser Shares Number” shall mean, as of the date of any proposed issuance of shares of Purchaser Common Stock to the Sellers under this Agreement, 19.9% of the number of issued and outstanding shares of Purchaser Common Stock as of such date. In the event, that any issuance of shares of Purchaser Common Stock would cause the Maximum Purchaser Shares Number to be exceeded, then (i) the Purchaser shall issue only such number of shares of Purchaser Common Stock which would equal, in the aggregate with all other prior issuances of Purchaser Common Stock to the Sellers under this Agreement, the Maximum Purchaser Shares Number and (ii) payment of the balance of any Purchase Price or Deferred Consideration Amount owing to the Sellers shall be, at the election of the Purchaser, (A) paid in cash to the Sellers, or (B) deferred for up to six months (the “Deferral Period”), provided that the Purchaser then uses its best efforts to obtain approval of the issuance of sufficient Purchaser Common Stock in excess of the Maximum Purchaser Shares Number in order to make the payment of such balance and: (1) if such approval is obtained not later than the end of the Deferral Period, to issue such Purchaser Common Stock to the Sellers, or (2) if such approval is not obtained before the end of the Deferral Period, to pay such balance to the Sellers in cash .

ARTICLE III
CLOSING
Section 3.1 Time and Place of Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019.

(b) Subject to the satisfaction or waiver of the conditions precedent set forth in this Article III (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), the Closing shall take place on January 4, 2007, or at such other time and/or place as the Purchaser and Sellers may agree (the “Closing Date”) and if the Closing Date is on January 4, 2007, then the effective date of the Closing shall be as of January 1, 2007. The Closing shall be deemed effective as of 12:01 a.m. EDT on the Closing Date. At the Closing the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to all Shares. The Purchaser shall pay for those Shares delivered at the Closing, such Purchase Price to be paid in the form of Cash Consideration and Consideration Shares in accordance with Section 2.2(a) hereof.

(c) All proceedings to be taken and all documents to be executed at any Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

Section 3.2  Conditions Precedent to Purchaser’s Obligation to Close. The obligation of the Purchaser to purchase the Shares and to perform its other obligations under this Agreement at the Closing shall be subject to the satisfaction of each and every of the following conditions precedent (or waiver thereof by the Purchaser) on or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of the Sellers contained in Section 4.1 of this Agreement or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, were true and correct when made and shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except as otherwise contemplated or permitted by this Agreement), and the Purchaser shall have received a certificate from the Sellers, dated the Closing Date, to that effect.

(b) Compliance with Obligations. The Sellers shall have performed and complied, and shall have caused the Company to perform and comply, in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date and the Purchaser shall have received a certificate from the Sellers, dated the Closing Date, to that effect.

(c) No Material Adverse Change. Except as may be set forth herein, since the date hereof there shall have been no change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and the Purchaser shall have received a certificate from the Sellers, dated the Closing Date, to such effect.

(d) Consents. The Company shall have obtained, on or prior to the Closing Date, the consent of all Persons, the consent of which is required, so that the consummation of the transactions contemplated by this Agreement will not constitute a default or accelerate any liability under any agreement to which the Company is a party or by which the Company is bound.

(e) No Injunctions. etc. The Closing shall not have been enjoined or prohibited by any judicial or regulatory proceeding, nor shall any action, proceeding, suit, litigation or investigation be pending or threatened before any Governmental Entity (i) that seeks to enjoin or prohibit, or to obtain damages in connection with the Closing or (ii) that purports to affect the legality, validity or enforceability of this Agreement and the other documents, instruments and agreements to be entered into by the Sellers pursuant hereto.

(f) Receipt of Documents, etc. The Purchaser shall have received the following, in form and substance reasonably satisfactory to the Purchaser:

(i)	certificates representing the Shares, which certificates shall be in good delivery form, duly endorsed or accompanied by appropriate stock transfer powers duly executed;

(ii)
copies of the Articles of Incorporation (as recently certified by its jurisdiction of formation) and Bylaws of each of the Company and each Subsidiary, certified by the Secretary of each such company as of the Closing Date as being true and correct copies thereof as in effect on the Closing Date;

(iii)
evidence reasonably acceptable to the Purchaser that all of the Closing Indebtedness listed on Schedule 5.15 will be extinguished and the Company and its assets will be released by the application of funds at the Closing pursuant to Section 5.15, and that, after such Closing Indebtedness has been extinguished, the Company has no Indebtedness;

(iv)	all corporate minute books, stock certificate books and other corporate records of each of the Company and the Subsidiaries;

(v)
a certificate of the Secretary of State of Vermont, dated as of a date within thirty (30) days prior to the Closing Date, certifying that the Company is in good standing under the laws of Vermont, and a bringdown good standing confirmation dated as of the Closing Date;

(vi)
a certificate of the Secretary of State of the jurisdiction of organization of each Subsidiary, dated as of a date within thirty (30) days prior to the Closing Date, certifying that such Subsidiary is in good standing under the laws of such jurisdiction, and a bringdown good standing confirmation dated as of the Closing Date;

(vii)
duly executed employment agreements, dated the Closing Date, substantially in the respective forms attached hereto as Exhibit 3.2(f)(vii), by and between the Company and each of PAA (“Peter Asch Employment Agreement”), ALL (“Litke Employment Agreement”), RDA Employment Agreement (“Richard Asch Employment Agreement”) and JMC (“Candido Consulting Agreement”);

(viii)
the duly executed Registration Rights Agreement, dated the Closing Date, substantially in the form attached hereto as Exhibit 3.2(f)(viii), by and among the Sellers and the Purchaser (the “Registration Rights Agreement”);

(ix)	the duly executed Escrow Agreement, dated the Closing Date, by and among the Sellers, the Sellers’ Representative, the Purchaser, and the Escrow Agent (as defined therein)

(x)	the duly executed Lock-up Agreements, each dated the Closing Date, substantially in the form attached hereto as Exhibit 3.2(f)(x), by each of the Sellers (the “Lock-up Agreements”);

(xi)
written evidence satisfactory to the Purchaser that PAA has provided  the landlord to the Essex Facility his personal guaranty with respect to all  of  the obligations of the Company (or an Affiliate of the Purchaser)  under the Amended Essex Sub-Lease  as inducement to release Twincraft  as the guarantor under the sub-lease for the Essex Facility.

(xii)
the written consent of all Persons whose consent is required so that the consummation of the transactions contemplated by this Agreement will not constitute a default or accelerate any liability under any agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, including the consents set forth on Schedule 4.1(w);

(xiii)	a Closing Certificate of the Sellers certifying that the closing conditions set forth in Section 3.2(a) and (b) have been satisfied;

(xiv)	the New Winooski Lease;

(xv)	the Amended Essex Sub-Lease;

(xvi)	written evidence satisfactory to the Purchaser of the discharge and release of the Company of any contractual payment obligations owed to each of Bob Asch and Dave Asch;

(xvii)	the opinion of Lisman Webster & Leckerling P.C., counsel to the Company and the Sellers, dated the Closing Date, addressed to the Purchaser, in the form attached hereto as Exhibit 3.2(f)(xvii); and

(xvii)	such other documents as the Purchaser may reasonably request.

(g) No Indebtedness. After the Closing Indebtedness listed on Schedule 5.15 has been extinguished by the application of funds at the Closing pursuant to Section 5.15, the Company has no Indebtedness.

Section 3.3 Conditions Precedent to Sellers’ Obligation to Close. The obligations of the Sellers to sell the Shares and to perform their other obligations under this Agreement at the Closing shall be subject to the satisfaction of the following conditions precedent (or waiver thereof by the Seller) on or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained in Section 4.2 of this Agreement or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, were true and correct when made and shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except as otherwise contemplated or permitted by this Agreement), and the Sellers shall have received a certificate from the Purchaser, dated the Closing Date, to that effect.

(b) Compliance with Obligations. The Purchaser shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the Sellers shall have received a certificate from the Purchaser, dated the Closing Date, to that effect.

(c) No Material Adverse Change. Except as may be set forth herein, since date hereof there shall have been no change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and the Sellers shall have received a certificate from the Purchaser, dated the Closing Date, to such effect.

(d) No Injunctions. etc. The Closing shall not have been enjoined or prohibited by any judicial or regulatory proceeding, nor shall any action, proceeding, suit, litigation or investigation involving the Company be pending before any court, arbitration, tribunal, governmental or regulatory agency or legislative body (i) that seeks to enjoin or prohibit, or to obtain substantial damages in connection with, the Closing, or (ii) that purports to affect the legality, validity or enforceability of this Agreement and the other documents, instruments and agreements to be entered into by the Purchaser pursuant hereto.

(e) Receipt of Documents, etc. The Sellers shall have received the following, in form and substance reasonably satisfactory to the Sellers:

(i)	the Closing Date Cash Consideration;

(ii)	the Closing Date Consideration Shares;

(iii)	certified copies of resolutions of the Board of Directors of the Purchaser approving the transactions set forth in this Agreement;

(iv)
a Certificate of the Secretary of State of the State of Delaware, as of a date within thirty (30) days prior to the Closing Date, certifying that Purchaser is in good standing under the laws of the State of Delaware;

(v)	the duly executed Peter Asch Employment Agreement, Litke Employment Agreement, Richard Asch Employment Agreement and Candido Consulting Agreement, each dated the Closing Date;

(vi)	the duly executed Registration Rights Agreement, dated the Closing Date;

(vii)	the duly executed Escrow Agreement, dated the Closing Date;

(viii)	an Officer’s Certificate of the Purchaser certifying that the closing conditions set forth in Section 3.3(a) and (b) have been satisfied;

(ix)	the duly executed Lock-up Agreements, each dated the Closing Date, by the Purchaser; and

(x)	such other documents as the Sellers may reasonably request.

(f) Appointment to Purchaser’s Board of Directors. PAA shall have been appointed to the Purchaser’s Board of Directors effective as of the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Seller. Each of PAA and RDA, jointly and severally, and each of ALL and JMC severally, represent and warrant to the Purchaser that each of the following statements is true, accurate and complete:

(a) Organization. Except as set forth on Schedule 4.1 (a), each of the Company and the Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the state in which it was incorporated, has the full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals required to carry on the Business in the places and as it is now being conducted and to own, lease and sublease the properties and assets with respect to the Business which it now owns, leases or subleases and is qualified to do business as a foreign corporation in each of the jurisdictions listed under its name in Schedule 4.1(a) attached hereto, which constitute all of the jurisdictions where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not be reasonably likely to have a Material Adverse Effect.

(b) Articles of Incorporation, Bylaws and Corporate Records. The Sellers have heretofore furnished to the Purchaser complete and correct copies of the Articles of Incorporation, Bylaws, stock ledgers and all minutes books of the Board of Directors and its committees and the stockholders of each of the Company and the Subsidiaries. All material actions taken by each of the Company and the Subsidiaries since its organization and incorporation have been duly authorized and/or subsequently ratified by the stockholder or Board of Directors, as necessary, of the Company or such Subsidiary, as the case may be, and are set forth in the minute books of the Company or such Subsidiary, as the case may be. Such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and stockholders of the Company and the Subsidiaries since the date of their respective incorporations. All such meetings were duly called and held, and a quorum was present and acting throughout each such meeting. Such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of capital stock of the Company and the Subsidiaries, as the case may be, and certificates representing all canceled shares of capital stock have been returned to the stock ledger, except where a lost certificate affidavit has been received from the registered owner (or their lawful representative) of the shares evidenced thereby. Execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Sellers does not and will not violate any provision of the Articles of Incorporation and Bylaws of the Company.

(c) Capitalization of the Company. The entire authorized capital stock of the Company consists of: (i) 100,000 of Class A Common Stock of which 49,000 shares are issued and outstanding; (ii) 100,000 shares of Class B Common Stock of which zero shares are issued and outstanding; and (iii) 100,000 of Class A Preferred Stock of which zero shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid and non-assessable and are held of record by the Sellers, and are free and clear of any Encumbrances or any statutory or common law preemptive rights. Except as set forth on Schedule 4.1(c) attached hereto, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any of the Company or the Sellers is a party or which are binding upon the Company or the Seller providing for the issuance, transfer, disposition or acquisition of any of its capital stock. Except as set forth on Schedule 4.1(c) attached hereto, there is no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company. There are no dividends which have accrued or been declared but are unpaid on the outstanding capital stock of the Company. All Taxes required to be paid in connection with the issuance and any transfers of the outstanding capital stock of the Company have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of the Company since the date of its incorporation have been obtained or effected, and all securities of the Company have been issued and are held in accordance with the provisions of all Applicable Law. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company, which would not otherwise be terminated at or before the Closing. Upon consummation of the Closing, the Company will not have any securities convertible into or exchangeable for any shares of its capital stock which have been created prior to the Closing, nor will it have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any securities convertible into or exchangeable for its capital stock, which has been created prior to the Closing.

(d) Capitalization of the Subsidiaries. The Schedule 4.1(d) sets forth the authorized capital stock of each Subsidiary. All of the issued and outstanding capital stock of each Subsidiary has been duly authorized, is validly issued, fully paid and non-assessable and at the Closing will be held of record by the Company, and are free and clear of any liens, charges or other Encumbrances. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Subsidiary or the Company is a party or which are binding upon any Subsidiary or the Company providing for the issuance, transfer, disposition or acquisition of any of Subsidiary’s capital stock. There is no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no dividends which have accrued or been declared but are unpaid on the outstanding capital stock of any Subsidiary. All Taxes required to be paid in connection with the issuance and any transfers of the outstanding capital stock of any Subsidiary have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of any Subsidiary since its date of incorporation have been obtained or effected, and all securities of any Subsidiary have been issued and are held in accordance with the provisions of all Applicable Law. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of any Subsidiary, which would not otherwise be terminated at or before the Closing. Upon consummation of the Closing, no Subsidiary will have any securities convertible into or exchangeable for any shares of its capital stock which have been created prior to the Closing, and no Subsidiary will have any outstanding rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any securities convertible into or exchangeable for its capital stock, which has been created prior to the Closing.

(e) Authority. Each Seller is a natural Person and is competent and has all requisite power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by him pursuant hereto, to perform hereunder and thereunder, and to consummate the transactions identified in this Agreement without the necessity of any act or consent of any other Person or entity whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by each Seller in connection herewith, constitute or will, when executed and delivered, constitute the legal, valid and binding obligation of such Seller, enforceable against him in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

(f) Subsidiaries. Schedule 4.1(f) sets forth all subsidiaries of the Company (each a “Subsidiary”, and collectively, the “Subsidiaries”). Schedule 4.1(f) also sets forth the jurisdiction of incorporation and authorized and outstanding capital of each Subsidiary and the jurisdictions in which each Subsidiary is qualified to do business. All the outstanding capital stock of the Subsidiary is owned directly or indirectly by the Company free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Except for the Subsidiaries, the Company does not control directly or indirectly or have any direct or indirect equity participation in any company, partnership, trust, joint venture, limited liability company or other business association. TWC Export, Inc. does not own or have any rights to or interests in, whether directly or indirectly, any assets or property that is used or relates to the business of the Company.

(g) Financial Statements. The Sellers have delivered to the Purchaser true and complete copies of the Company’s (i) audited consolidated balance sheets and related audited consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows at and for the fiscal years ended December 31, 2005 and 2004, including the notes thereto and (ii) the unaudited consolidated balance sheet and related unaudited consolidated statement of income, stockholder’s equity and comprehensive income, and cash flows at and for the nine months ended September 30, 2006 (collectively, the “Financial Statements”). The Company’s audited balance sheet at December 31, 2005 is referred to herein as the “Balance Sheet.” The Financial Statements (a) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Subsidiaries, in accordance with GAAP consistently applied throughout the periods covered thereby and in the instance of the financials for the period ended September 30, 2006, except for year end adjustments consistent with past practices, and (b) are true and correct and fairly present in all material respects the financial position of the Company and the Subsidiary on a consolidated basis as of the respective dates thereof and the results of operations, changes in stockholders’ equity and comprehensive income (in the case of the year-end Financial Statements), and cash flows for the periods covered thereby.

(h) Absence of Undisclosed Liabilities. Except a set forth on Schedule 4.1(h), there are no Liabilities of the Company or any Subsidiary other than those that (i) are disclosed or reserved against on the Balance Sheet or the notes thereto; or (ii) have been incurred in the Ordinary Course of Business since the date of the Balance Sheet. To the Sellers’ Knowledge, the reserves reflected in the Financial Statements are adequate, appropriate and reasonable, and have been calculated in a consistent manner.

(i) Taxes. Except as set forth on Schedule 4.1(i), each of the Company and the Subsidiaries has duly filed or caused to be filed all Tax reports and returns that it was required to file. Except as set forth on Schedule 4.1(i), all such reports and returns were prepared and filed in accordance with Applicable Law and, to the Knowledge of the Sellers, are correct and complete in all material respects and neither the Company nor any Subsidiary has reported on its income tax returns any positions taken therein that could give rise to a substantial understatement of federal or other income tax owed by the Company or any stockholder of the Company. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax returns that the Company or such Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 4.1(i), all Taxes owed by the Company and the Subsidiaries as set forth on any filed return have been fully paid or fully reserved against in the Financial Statements, and there is no basis for any claim by any Tax authority against any assets of the Company on account of the failure or refusal of any stockholder to pay any Tax payable on account of the income of the Company. The Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Except as set forth on Schedule 4.1(i), there is no action, suit, proceeding, investigation, audit dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Sellers have any actual knowledge, and, to the knowledge of the Sellers, there exists no reasonable basis for the making of any such actions, suits, proceedings, investigations, audit disputes or claims. Except as set forth on Schedule 4.1(i), there is no liability for federal, state, local or foreign income, sales, use, employment, excise, property, franchise, ad valorem, license, employment or other Taxes, assessments, fees, charges or additions to Tax arising out of, or attributable to, or affecting the Assets or the conduct of the Business, for which the Company will have any Liability for payment or otherwise in excess of the amounts so paid by the Company which would be reflected as a liability of the Company in its financial statements if prepared as of the Closing Date in accordance with GAAP. Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Sellers, with respect to the Company, nor the Company, with respect to itself or any Subsidiary, has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of other tax law, domestic or foreign, by reason of a change in accounting method initiated by it or any other relevant party nor has it any knowledge that any taxing authority has proposed any such adjustment or change in accounting method. Neither the Company nor any Subsidiary has any application pending with any taxing authority requesting permission for any changes in accounting methods.

Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

No power of attorney has been granted by the Company or any Subsidiary with respect to any matters relating to Taxes that is currently in effect.

Neither the Company nor any Subsidiary has filed any disclosures under Code sections 6662 or 6011 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither the Company nor any Subsidiary has entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2), and the Company and its Subsidiaries have properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4, including filing Forms 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

Neither the Company nor any Subsidiary is a party to any tax sharing or tax allocation agreement. Neither the Company nor any Subsidiary (a) is a member of an affiliated group filing a consolidated federal income tax return or (b) incurred any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar laws) or as a transferee or successor or by contract.

Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

The Company and each Subsidiary has been an S corporation, within the meaning of Code Section 1361(a)(1) at all times since January 1, 2003 and the Company will be an S corporation up to and including the day before the Closing Date.

Neither the Company nor any Subsidiary will be liable for any tax under Code Sections 1374 or 1375 or any corresponding provisions of state, local or foreign law.

Neither the sale of the Shares as provided herein nor the resulting change of control of the Company, nor the inclusion of the Company on the Purchaser's consolidated income tax returns (which are filed under Subchapter C of the Internal Revenue Code and comparable provisions of state law) will result in any increase in the tax basis of any asset of the Company or result in any additional Tax liability of the Company.

(j) Tangible Property.

(i) Assets. Schedule 4.1(j) hereto sets forth all plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property used in the Business (“Tangible Property”).

(ii) Title to Assets. Except as disclosed in Schedule 4.1(j) attached hereto, the Company has good and valid title to, or a valid leasehold interest in, all Tangible Property, in each case free and clear of any Encumbrances.

(iii) Enforceability of Personal Property Leases. Each of the leases for personal property included in the Assets is in full force and effect and constitutes a legal, valid and binding obligation of the Company and each other party thereto, enforceable in accordance with its terms, and there is not existing under any of such leases any default of the Company or any event or condition which, with notice or lapse of time, or both, would constitute a default.

(iv) Operating Condition. All of the tangible material Assets are in operating condition and sufficient state of repair to operate the Business as presently conducted by the Company, and is inspected, maintained and operated in conformity with all Applicable Law.

(v) Sufficiency. Other than as set forth on Schedule 4.1(j), there are no assets owned by any third party which are used in the operation of the Business, as presently conducted by the Company.

(k) No Conflict. Except as set forth on Schedule 4.1(k), the execution and delivery of this Agreement and the other documents, instruments and agreements to be entered into pursuant hereto by the Sellers do not, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate or conflict with the Articles of Incorporation or Bylaws (or other organizational documents) of the Company or any Subsidiary; (ii) violate or conflict with any Applicable Law binding upon the Company or any Subsidiary, except as would not be reasonably likely to have a Material Adverse Effect; (iii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other obligation to which the Company or any Subsidiary is a party (including, without limitation, the Contracts set forth on Schedule 4.1(r)(i) attached hereto) or by which either of them or any of their Assets are bound, except, in each case, for such violations, conflicts, breaches, defaults or losses as would not have a Material Adverse Effect; or (iv) result in the creation of an Encumbrance pursuant to, or give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material contract or agreement to which either the Company or any Subsidiary is a party or by which either of them or any of their assets are bound. Except as set forth on Schedule 4.1(k), no consent, authorization, waiver by or filing with any governmental agency, administrative body or other third party is required in connection with the execution or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not be reasonably likely to have a Material Adverse Effect.

Without limiting the generality of the foregoing clause, to the Sellers’ knowledge, it has not violated or is in violation of any applicable law or regulation, including but not limited to (i) the Federal Food, Drug, and Cosmetic Act, as amended (the “FDC Act”), (ii) the regulations and requirements adopted by the United States Food and Drug Administration (the “FDA”), including but not limited to the requirements pertaining to cosmetics and over-the-counter drugs and applicable safety, registration and manufacturing provisions and current industry good manufacturing practices, (iii) the Federal Hazardous Substances Act, as amended, and applicable regulations and requirements adopted by the Consumer Product Safety Commission (the “CPSC”), (iv) applicable state law and the requirements established by federal, state and local authorities responsible for regulating the manufacture, labeling, or promotion of the Company’s Products, and (v) the terms and conditions imposed in any licenses granted to the Company by any federal or state authority, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect

(l) Absence of Changes. Except as disclosed in Schedule 4.1(1) attached hereto, since December 31, 2005, the Company and each Subsidiary has conducted the Business only in the Ordinary Course of Business and:

(i) neither the Company nor any Subsidiary has made any distribution of cash or other Assets other than distributions made in the Ordinary Course of Business;

(ii) neither the Company nor any Subsidiary has (a) sold, leased, licensed, transferred or assigned any of the Assets, tangible or intangible, in excess of $10,000 in the aggregate, other than for fair consideration in the Ordinary Course of Business and the Company has not written up the value of any of the Assets other than in connection with recording inventory purchases at standard values, or (b) sold, leased, licensed, transferred, assigned or disposed of any of the Assets material to the conduct of the Business.

(iii) neither the Company nor any Subsidiary has entered into any written contract, lease, sublease or license involving more than $25,000, other than customer contracts, subcontractor contracts and vendor contracts related thereto entered into in the Ordinary Course of Business;

(iv) other than customer and vendor purchase orders in the Ordinary Course of Business, to the Sellers’ knowledge, no party (including, without limitation, the Company and any Subsidiary) has accelerated, terminated, modified or canceled any contract, agreement, lease, sublease or license (or series of related contracts, agreements, leases, subleases and licenses) involving more than $25,000 to which the Company or any Subsidiary is a party or by which it is bound, and, to the Sellers’ knowledge, no party (including, without limitation, the Company and any Subsidiary) has threatened, or notified the Sellers, the Company or any Subsidiary, of its intent to do any of the foregoing;

(v) other than pursuant to existing financing arrangements to be extinguished at Closing, neither the Company nor any Subsidiary has imposed any written mortgage or pledge of, or permitted or allowed the subjection of any lien, charge, security interest or Encumbrance of any kind on any of its Assets, tangible or intangible;

(vi) neither the Company nor any Subsidiary has made or committed to make any capital expenditure (or series of related capital expenditures) involving more than $50,000;

(vii) neither the Company nor any Subsidiary has created, incurred, assumed or guaranteed any Indebtedness (including capitalized lease obligations) other than under any financing facility that is part of the Closing Indebtedness to be paid off at Closing;

(viii) neither the Company nor any Subsidiary has canceled, amended, delayed or postponed the payment of accounts payable and other Liabilities; other than in the Ordinary Course of Business;

(ix) neither the Company nor any Subsidiary has canceled, compromised, waived or released any right or claim (or series of related rights and claims) other than in the Ordinary Course of Business, involving more than $10,000 in the aggregate;

(x) there has been no change made or authorized in the charter, by-laws or other organizational documents of the Company or any Subsidiary and there has been no change in any method of accounting or accounting practice of the Company or any Subsidiary;

(xi) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of, or authorized for issuance or sale, its capital stock or other equity securities, or granted or authorized for issuance or sale any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

(xii) neither the Company nor any Subsidiary has declared, set aside or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of their capital stock;

(xiii) neither the Company nor any Subsidiary has experienced any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect;

(xiv) neither the Company nor any Subsidiary has made any new loan to, or entered into any other transaction with, any of their directors, officers and employees giving rise to any claim or right on their part against the Person or on the part of the Person against them, other than in the Ordinary Course of Business;

(xv) neither the Company nor any Subsidiary has granted any increase in the compensation, fringe benefits, or other compensation of, or paid any bonus or special payment of any kind (including increases under any bonus, pension, profit-sharing or other plan or commitment) to any of their employees with salaries in excess of $75,000, officers or directors, or Related Parties;

(xvi) except as disclosed on Schedule 4.1(s)(vi), neither the Company nor any Subsidiary has adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life or other insurance, (G) severance, (H) other plan, contract or commitment for any of its directors, officers or employees, or modified or terminated any existing such plan, contract or commitment;

(xvii) neither the Company nor any Subsidiary has made any charitable or other capital contribution other than $5,000 individually or $10,000 in the aggregate;

(xviii) there has not been any other occurrence, commitment, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company or any Subsidiary which has or could reasonably be expected to have a Material Adverse Effect;

(xix) neither the Company nor any Subsidiary has received notice of any material adverse change in their relationships with any financial institution, customer or supplier with which they currently do Business; and

(xx) neither the Company nor any Subsidiary has agreed, whether in writing or otherwise, to take any of the foregoing actions.

(m) Litigation. Except (i) as set forth on Schedule 4.1(m) or (ii) for actions brought by employees that are more than three years old and which settled for less than $10,000, there are no actions, suits, investigations, arbitrations claims or proceedings (“Litigation”) pending or, to the Sellers’ Knowledge, threatened before any Governmental Entity (a) against (whether as plaintiff, defendant or otherwise) or affecting the Company or any Subsidiary or their directors, officers or shareholders in their capacities as such (b) against the Seller relating to the Shares or the transactions contemplated by this Agreement, and to the knowledge of the Sellers there exist no facts or circumstances creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding. Schedule 4.1(m) sets forth a complete and accurate list, description and outcome of any Litigation against (whether as plaintiff, defendant or otherwise) or affecting the Company or any Subsidiary during the last five (5) years. There is no Litigation pending or, to the Sellers’ Knowledge, threatened against the Company or any Subsidiary that materially and adversely affects any of the Company, any Subsidiary, the Assets or the Business or the transactions contemplated by this Agreement and none of the items described in Schedule 4.1(m), individually or in the aggregate, if pursued and/or resulting in a judgment against any of the Company or any Subsidiary would have a Material Adverse Effect on the Assets or the Business. Except as set forth on Schedule 4.1(m), there are no outstanding judgments, decrees, orders or injunctions issued against the Company or any Subsidiary.

(n) Licenses and Permits: Compliance With Law. Each of the Company and the Subsidiaries possess all material licenses, certificates, permits and franchises required to be obtained from federal, foreign, state, county, municipal or other public authorities in the operation of the Business, and each of the Company and the Subsidiaries is presently conducting the Business so as to comply with all Applicable Law and in all material respects with all such material licenses, certificates, permits and franchises. Neither the Company nor any Subsidiary is in receipt of written notice from any Governmental Entity alleging the violation of any Applicable Law and to the Knowledge of the Sellers no investigation, inspection, audit, or other proceeding by any Governmental Entity involving an allegation of violation of any Applicable Law is threatened or contemplated.

(o) Real Property Leases.

(i) Leases. Schedule 4.1(o) attached hereto, lists all leases (each a “Lease,” and collectively the “Leases”) entered into by the Company or any Subsidiary pursuant to which any real property is occupied or used by the Company or any Subsidiary with respect to the Business (the “Leased Property”). The Sellers have delivered to the Purchaser correct and complete copies of the Leases (including all amendments thereto) listed in Schedule 4.1(o). Except as set forth in Schedule 4.1(o) hereto, with respect to each Lease listed in Schedule 4.1(o): (i) the Leases are legal, valid, binding, enforceable and in full force and effect; (ii) the Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, and (iii) there are no disputes, claims, controversies, oral agreements or forbearance programs in effect as to the Leases; there are no other agreements that concern the right, title or interest in and to the Leases or grant to any other Person the right to occupy the Premises used in the Business. All rent and other sums and charges payable under the Leases are current, no notice of default or termination under the Leases are outstanding, no termination event or condition or uncured default on the part of the Company or any Subsidiary or on the part of the landlord thereunder exists under the Leases, and no event has occurred and, to the Knowledge of Sellers, no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. There are no subleases, licenses or other agreements granting to any person other than the Company any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases. All of the premises demised under the Leases are used in the conduct of the Business. To the Sellers’ Knowledge, no landlord under the Leases have any plans to make any material alterations to any of the Leased Property, the construction of which would interfere with the use of any portion of the Leased Property. To the Sellers’ Knowledge, no landlord under the Leases have any plans to make any material alterations to any of the buildings in which Leased Property is located, the costs of which alterations would be borne in any part by a tenant under such Leases.

(ii) Leasehold Improvements. All improvements located on the Leased Property are in a state of good maintenance and repair and in a condition adequate and suitable for the effective conduct therein of the Business conducted and proposed to be conducted by the Company or any Subsidiary. To the Sellers’ knowledge, the heating, ventilation, air conditioning, plumbing and electrical systems at the Leased Properties are in and will be at Closing in good working order and repair to the extent that it is Tenant’s obligation. To the knowledge of Sellers, the heating, ventilation, air conditioning, plumbing and electrical systems at the Leased Properties are in and will be at Closing in good working order and repair to the extent that it is the landlord’s obligation, or the Sellers will have advised the landlord in writing, with a copy delivered to the Purchaser, of any defect and requested correction of same. The Company has not experienced any material interruption in such services provided to the Leased Property within the last year.

(p) Real Property Ownership. Neither the Company nor any Subsidiary owns any real property.

(q) Intellectual Property.

(i) Schedule 4.1(q) sets forth a complete and accurate list of all United States, international and state (i) Patents and Patent applications, (ii) Trademark registrations and applications and all material unregistered Trademarks, (iii) Internet domain names, and (iv) Copyright registrations and applications and Software (excluding commercially available off the shelf Software), owned by the Company and/or any Subsidiary or any other person listed on Schedule 4.1(q) or used in the Business indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and descriptions of such property, together with all licenses related to the foregoing, whether the Company or any Subsidiary is the licensee or licensor thereunder.

(ii) The Company and/or the Subsidiaries, directly or indirectly, owns or presently has the valid right to use pursuant to license agreements (the “License Agreements”), or otherwise, all Intellectual Property currently used in connection with the Business as (such Intellectual Property, together with the License Agreements the “Company Intellectual Property”).

(iii) The Intellectual Property set forth on Schedule 4.1(q) is solely and exclusively owned by the Company and/or the Subsidiaries free and clear of all Encumbrances, and as for all registered Intellectual Property, the Company or a Subsidiary is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each registration and application for any Patent, Trademark, Internet domain name and Copyright. All of the Intellectual Property registrations and applications and common law trademarks set forth on Schedule 4.1(q), and the trademark rights underlying any trademark registrations, applications and common law marks set forth on Schedule 4.1(q), are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. Neither the Sellers nor the Company has received any written, or oral notification of any pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Schedule 4.1(q) or other Company Intellectual Property, directly or indirectly, owned by any of the Company or against any Company Intellectual Property not owned by the Company or any Subsidiary.

(iv) There are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any Subsidiary is a party or, to the Knowledge of the Sellers, is otherwise bound, which (i) restrict any of the Company or any Subsidiary’s rights, as the case may be to use any Company Intellectual Property, (ii) restrict the Business in order to accommodate a third party’s Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise infringe any Company Intellectual Property. Neither of the Company or any Subsidiary has licensed or sublicensed its rights in any Company Intellectual Property other than pursuant to the License Agreements set forth on Schedule 4.1(q) and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Company Intellectual Property in connection with the Business, except pursuant to the License Agreements set forth on Schedule 4.1(q).

(v) The License Agreements, permits and other agreements under which either the Company or any Subsidiary has rights to the Company Intellectual Property are valid and binding obligations of the Company and all other parties thereto, enforceable in accordance with their terms, and the Seller does not have Knowledge of any event or condition not listed on Schedule 4.1(q) which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both), a default by the Company or any Subsidiary, under any such License Agreement or other agreement.

(vi) Neither the Sellers nor the Company has received written or oral notification that the conduct of the Business infringes any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) or is defamatory or violative in any way of any publicity, privacy, or other rights. Neither the Sellers nor the Company has received any written or oral notification of any pending or threatened claims or suits (i) alleging that any of the Company’s or any Subsidiary’s activities or the conduct of the Business infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(vii) Except as set forth on Schedule 4.1(q), to the Knowledge of the Sellers and the Company, no third party is misappropriating, infringing, or otherwise violating any Company Intellectual Property, and no such claims are pending against a third party by the Company or any Subsidiary.

(viii) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any Subsidiary’s right to own or use any of the Company Intellectual Property nor require the consent of any Governmental Authority or third party in respect of any such Company Intellectual Property.

(ix) Neither the Company nor any Subsidiary is currently licensing to a third party, and has not assigned its rights to any Company Intellectual Property anywhere in the world.

(x) The Company and the Subsidiaries own or have the right to use all Software used in the Business. No unlicensed copies of any Software that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements are installed on any of the Company’s or any Subsidiary’s computers or computer systems

(r) Contracts.

(i) Schedule 4.1(r)(i) sets forth a list of the following contracts, agreements, binding bids, binding proposals, or binding quotations (whether written or oral) to which the Company or any Subsidiary is a party or signatory or pursuant to which the Company or any Subsidiary has third party rights (except with respect to the Leases, which are set forth on Schedule 4.1(o), which is hereby incorporated by reference into Schedule 4.1(r)(i) and made a part thereof): (A) contract or series of contracts resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Ten Thousand Dollars ($10,000) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount, other than any contract or series of contracts for the purchase and sale of goods in the ordinary course of business involving less than One Hundred Thousand Dollars ($100,000); (B) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or Encumbrance of Assets involving more than Ten Thousand Dollars ($10,000) in each instance; (C) agreement which restricts the Company or any Subsidiary from engaging in any line of business or from competing with any other Person; and (D) any partnership, shareholder, joint venture, or similar agreement or arrangement to which either the Company or the Subsidiary is a party (collectively, and together with the Leases and all other agreements required to be disclosed on any schedule to this Agreement, the “Material Agreements”). The Sellers have previously made available to the Purchaser true, complete and correct copies of all written Material Agreements. The Company is not a party to any oral agreement (other than oral agreements with clients and customers) that is not terminable by the Company upon thirty days’ notice without obligation by the Company to the other party.

(ii) Except as set forth on Schedule 4.1(r)(ii), each of the Material Agreements is in full force and effect and are the valid and legally binding obligations of the Company or the Subsidiary which is party to such Material Agreement and, to the Knowledge of the Company and the Sellers, the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles.

(iii) Neither the Sellers, the Company, nor any Subsidiary has received written or oral notice of default by the Company or the Subsidiary under any of the Material Agreements, including any written or oral contract or agreement relating to borrowed money to which the Company is a party or by or to which it or its Assets are bound or subject, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default by the Company or the Subsidiary thereunder. Neither the Company, the Subsidiaries nor, to the Knowledge of the Sellers and the Company, any of the other parties to any of the Material Agreements is in material default thereunder, nor, to the Knowledge of the Sellers and the Company, has an event occurred which, with the passage of time or the giving of notice or both would constitute a material default by such other party thereunder. Neither the Sellers, the Company, nor any Subsidiary has received written or oral notice of the pending or threatened cancellation, revocation or termination of any of the Material Agreements, including, without limitation, any written or oral agreements relating to borrowed money to which the Company or any Subsidiary is a party or by or to which it or its assets are bound or subject, nor are any of them aware of any facts or circumstances which are reasonably likely to lead to any such cancellation, revocation or termination.

(s) Labor Matters and Employees.

(i) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Subsidiary.

(ii) No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Company or any Subsidiary; no notice has been received from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

(iii) None of the employees of the Company or any Subsidiary is represented by any labor organization and, to the Knowledge of the Sellers, there has been no union organizing activities among the employees of the Company or any Subsidiary within the past five years, nor does any question concerning representation exist concerning such employees.

(iv) Except as set forth on Schedule 4.1(s)(iv) attached hereto, within the last three (3) years, neither the Company nor any Subsidiary has been the subject of any union activity or labor dispute, nor has there been any strike, dispute, worker slowdown, stoppage or lockout of any kind or similar labor activity called, or threatened to be called, against the Company or any Subsidiary; and, except as set forth on Schedule 4.1(s), neither the Company nor any Subsidiary has violated in any material respects any applicable federal or state law or regulation relating to labor or labor practices with regard to the Business, including, without limitation, all laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination and similar employment activities, and neither the Company nor any Subsidiary is a party to any collective bargaining agreement affecting the Business.

(v) There are no unfair labor practices, representation or other proceedings claimed, pending or threatened before any Governmental Entity and neither the Sellers nor the Company knows of any facts or circumstances which might give rise to such unfair labor practice, representation or other proceeding.

(vi) Except as disclosed in Schedule 4.1(s)(vi) attached hereto and except for at-will employment agreements entered into in the Ordinary Course of Business, the Company has not entered into any written or oral employment agreement with any director, officer or employee of the Company, and the Company has not entered into any agreements granting severance benefits or benefits payable upon a change of control of the Company or of the Business. Except as disclosed in Schedule 4.1(s)(vi) attached hereto, to the Knowledge of the Sellers, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary as a result of the transactions contemplated by this Agreement or otherwise.

(vii) Schedule 4.1(s)(vii) contains the names, descriptive title, and annual salary rates and other compensation of all officers, directors, consultants and employees of the Company who do work for the Company.

(viii) Schedule 4.1(s)(viii) sets forth a list of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave applicable to such persons.

(t) Pension and Benefit Plans.

(i) Schedule 4.1(t) attached hereto lists all Employee Benefit Plans that the Company and the Subsidiaries maintain, or at any time since January 1, 2000 have maintained, or to which the Company or the Subsidiary contributes, or at any time since January 1, 2000 have had any obligation to contribute for the benefit of any current or former employee of the Company or any Subsidiary. The representations and warranties set forth in the following subsections A, B, C, D, E and F are with reference to such Employee Benefit Plans:

(A) Each Employee Benefit Plan (and each related trust or insurance contract) complies, in form and in operation in all material respects, and has been maintained in material compliance with the applicable requirements of ERISA and the Code and all other applicable law including, but not by way of limitation, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code (together with any regulations and proposed regulations promulgated thereunder) and there has been no notice issued by any governmental authority questioning or challenging such compliance. All Employee Benefit Plans are in compliance with Code Section 412, to the extent that it is applicable. None of the Company or any Subsidiary has or has been party to a defined benefit employee pension plan under or subject to ERISA.

(B) All required reports, disclosures and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan through plan years ending December 31, 2003. All required reports, disclosures and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) through Plan year ended January 31, 2003 have been or will be prepared and have been or will be filed or distributed appropriately with respect to each Employee Benefit Plan.

(C) All contributions (including all employer contributions and employee salary reduction contributions) which are due, have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due through Plan year ended December 31, 2004 have been paid to each Employee Pension Benefit Plan or properly accrued prior to the Closing Date in accordance with the terms of the plan and past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid or properly accrued with respect to each Employee Welfare Benefit Plan. All tax filings required to be made prior to the date of Closing with respect to each Employee Benefit Plan have been made, including but not limited to IRS Forms 990-T and 5330, and any taxes due in connection with such filings have been paid.

(D) Each Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Section 401(a) of the Code and a request has been made for a favorable determination letter from the Internal Revenue Service for GUST. No event has occurred and no condition exists which could result in the revocation of such letter.

(E) There have been no Prohibited Transactions with respect to any Employee Benefit Plan. Neither the Sellers nor, to the Sellers’ Knowledge, any other Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against or involving any Employee Benefit Plan or with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. The Sellers do not have any Knowledge of any basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(F) With respect to each Employee Benefit Plan, the Sellers have furnished to the Purchaser correct and complete copies of (1) the plan documents and summary plan descriptions, (2) the most recent determination letter received from the Internal Revenue Service, (3) the most recent Form 5500 Annual Report, together with all schedules, as required, filed with the Internal Revenue Service or the Department of Labor, as applicable, and (4) all related trust agreements, insurance contracts and other funding agreements which implement each Employee Benefit Plan.

(i) Neither the Company nor any Subsidiary maintains, contributes to or has any liability with respect to, and has never maintained, contributed nor been required to contribute to any Multiemployer Plan. Neither the Company nor any Subsidiary has incurred, and the Sellers do not have Knowledge that the Company or any Subsidiary will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that the Company or any Subsidiary maintain or at any time maintained or to which the Company or any Subsidiary contribute or at any time contributed or at any time been required to contribute unless in each instance such Liability has been reflected or accrued on the Financial Statements.

(ii) Neither the Company nor any Subsidiary maintains, maintained, contributes, contributed or been required to contribute to any Employee Welfare Benefit Plan providing health, accident or life insurance benefits to former employees, their spouses or their dependents other than in accordance with Section 4980B of the Code.

(u) Insurance. Schedule 4.1(u) attached hereto sets forth the following information with respect to each insurance policy (including but not limited to policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company or any Subsidiary has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past three (3) years (the “Insurance Policies”):

(i) the name, address and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss sharing arrangements.

The Company has previously provided the Purchaser with true and complete copies of all of the Insurance Policies, as amended. The Insurance Policies that are in effect are designated as such on Schedule 4.1(u) (the “Current Policies”). The Insurance Policies provide customary coverage for the Business and are sufficient for compliance by the Company and the Subsidiaries with all requirements of Applicable Law and all material agreements to which the Company or the Subsidiary is a party or by which any of the Assets are bound. All of the Current Policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company and the Subsidiaries have complied with all terms and conditions of such policies, including premium payments, except where such non-compliance would not provide grounds for termination or a reduction in or declination of coverage by the insurance company. None of the insurance carriers has indicated to the Company or the Sellers an intention to cancel, or alter the coverage under, any of the Current Policies. Neither the Company nor any Subsidiary has any claim pending against any of the insurance carriers under any of the Insurance Policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim and has not made any claims under any policy at any time since January 1, 2000. All applications for the Insurance Policies are accurate in all material respects. None of such Insurance Policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or the Subsidiary. To the Knowledge of the Sellers, a true and complete list of all outstanding claims for medical expenses in excess of $10,000 made by or with respect to any employee of the Company or any Subsidiary is set forth in Schedule 4.1(u).

(v) Customers and Suppliers.

(i) Except as set forth in Schedule 4.1(v), there are no pending disputes or controversies between the Company and any major customer or supplier of the Company where the amount in controversy exceeds, or could reasonably be expected to exceed $10,000 in Losses to the Company, nor, to the Sellers’ Knowledge, are there any facts which would impair the relationship of the Company or any Subsidiary with its major customers or suppliers. The Sellers and the Company have no Knowledge that any of the Company’s or any Subsidiary’s major customers or suppliers has or is contemplating terminating its relationship with the Company or the Subsidiary. To the Sellers’ Knowledge, no major customer or supplier has experienced any type of work stoppage or other material adverse circumstances or conditions that may jeopardize or adversely affect the Company’s or any Subsidiary’s relationship with any major customer or supplier.

(ii) Neither the Company nor any Person acting with authority on behalf of the Company, nor any Affiliates of the Company nor the Sellers, acting alone or together, has with respect to the Business directly or indirectly in violation of Applicable Law, given or agreed to give any gift or similar benefit during the past two (2) years to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) which (A) may subject any of the Company to any material damage or any material penalty in any civil, criminal or governmental litigation, proceeding or investigation, (B) if not given, may have had a Material Adverse Effect, or (C) if not continued in the future, may have a Material Adverse Effect.

(w) Governmental Approvals and Third Party Consents. Except as disclosed in Schedule 4.1(w), no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any Governmental Entity or any other Person is required to be made or obtained to permit the Seller to execute, deliver or perform this Agreement or any instrument or agreement required hereby to be executed by them at the Closing.

(x) Transactions with Related Parties. Except as disclosed in Schedule 4.1(x) attached hereto, the Company is not a party to any material transaction with any Person which is a present or former officer or director or shareholder of or partner of any of the Company, or Affiliate or family member of such officer, director, shareholder or partner (each such party being a Related Party and, collectively, the “Related Parties”). There are no material commitments to and no material income reflected in the Financial Statements that has or have been derived from any person or entity which is a Related Party and, following the Closing, the Purchaser shall have no obligation of any kind or description to any such Related Party other than as set forth in accordance with this Agreement. Except as reflected in the Financial Statements, no material expense relating to the operation of the Business has been borne by any Person which is a Related Party, the Company does not have any material income reflected on the Financial Statements that is dependent upon or conditioned on the Business’ affiliation with any Related Party and the Company and the Sellers have no reason to believe that any income source will not be available to the Company after Closing due to lack of sufficient affiliation. The Company and the Sellers have no reason to believe that any material expense reflected in the Financial Statements will be affected by loss of the Business’ affiliation with any Related Party and has no reason to believe that any expense will increase for the Company after the Closing due to lack of such affiliation. For purposes of this subsection 4.1(y), transactions between the Company and the Subsidiary shall be disregarded.

(y) Brokers and Intermediaries. Except as set forth in Schedule 4.1(y), neither the Company nor any Seller has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

(z) Title to Securities. At the Closing, the Sellers will transfer and convey, and the Purchaser will acquire, good and marketable title to the Shares, free and clear of all Encumbrances. At the Closing, the Company will have good and marketable title to all of the issued and outstanding shares of the Subsidiaries, free and clear of all Encumbrances. Upon the transfer of the Shares to the Purchaser, the Company will possess ownership of the entire Business necessary to operate the Company as an on-going concern, including as such Business is presently being conducted and there will be no material assets not owned or leased by the Company which are used to conduct the Business of the Company.

(aa) List of Bank Accounts and Proxies. Set forth on Schedule 4.1(aa) is: (a) the name and address of each bank, trust company, savings and loan association, or other institution in which each of the Company or any Subsidiary maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of each Company and Subsidiary contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; (d) the name of each person authorized by each of the Company and the Subsidiaries to effect transactions therewith or to have access to any safe deposit box or vault; and (e) all proxies, powers of attorney or other like instruments to act on behalf of each of the Company and the Subsidiaries in matters concerning its business or affairs.

(bb) Environmental and Safety Matters.

(i) Each of the Company and the Subsidiaries is currently in compliance with all Environmental and Safety Requirements, and neither the Company nor any Subsidiary has incurred Liabilities nor is subject to any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any Subsidiary or any of their respective properties or facilities, except for such matters which are not reasonably likely to result in a Material Adverse Effect.

(ii) Neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any hazardous substance causing either of them to incur any Liabilities for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any other Environmental and Safety Requirements, except for such actions which are not reasonably likely to give rise to a Material Adverse Effect.

(iii) Neither the Company nor any Subsidiary has either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements, except for such actions which are not reasonably likely to give rise to a Material Adverse Effect.

(iv) Neither the Company nor any Subsidiary has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any Subsidiary is not in full compliance with any Environmental and Safety Requirements, and there are no circumstances that may prevent or interfere with such full compliance in the future. The Company has delivered to Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Sellers, the Company or any Subsidiary regarding environmental matters pertaining to, or the environmental condition of, the Businesses of the Company and the Subsidiaries or the compliance (or noncompliance) by the Company or any Subsidiary with any Environmental and Safety Requirements.

(cc) Accounts Receivable, Notes Receivable, and Costs in Excess of Billing. All accounts, notes receivable and costs in excess of billing of each of the Company and the Subsidiaries as of the date hereof have arisen in the Ordinary Course of Business, represent valid obligations to such company for sales made, services performed or other charges and are, to the Knowledge of the Sellers and the Company, not subject to claims or set-off, or other defenses or counter-claims except for reserves for bad debts provided on the Financial Statements. All items which are required by GAAP to be reflected as accounts and notes receivable on the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP.

(dd) Investment in the Consideration Shares.

(i) The Sellers are acquiring the Consideration Shares for their own account and will not sell, transfer, or otherwise dispose of any of the Consideration Shares or any interest therein, without registration under the Securities Act and applicable state “blue sky” laws, except in a transaction which in the opinion of counsel reasonably acceptable to Purchaser is exempt therefrom. Each Seller is an “accredited investor” as that term is defined in rules promulgated under the Securities Act. Each Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Purchaser Common Stock and has obtained, in its judgment, sufficient information from Purchaser to evaluate the merits and risks of an investment in the Purchaser Common Stock. Each Seller has been provided the opportunity to obtain information and documents concerning Purchaser and the Purchaser Common Stock, and has been given the opportunity to ask questions of, and receive answers from, the directors and officers of the Purchaser concerning the Purchaser and the Purchaser Common Stock and other matters pertaining to this investment. Each Seller acknowledges that the offer of the Purchaser Common Stock will not be reviewed by any Governmental Entity and is being sold to such Seller in reliance upon exemption from the Securities Act. Each Seller is aware of the risks inherent in an investment in the Purchaser and specifically the risks of an investment in the Purchaser Common Stock. In addition, each Seller is aware and acknowledges that there can be no assurance of the future viability or profitability of the Purchaser, nor can there be any assurance relating to the current or future price of the Purchaser Common Stock, as quoted on the NASDAQ Global Market, or market conditions generally.

(ii) The Sellers will resell the Consideration Shares only pursuant to registration under the Securities Act or pursuant to an available exemption from registration, including in accordance with the provisions of Regulation S adopted under the Securities Act, and agrees not to engage in hedging transaction with regard to the Consideration Shares unless in compliance with the Securities Act.

(ee) Disclosure. No representation or warranty of the Sellers contained in this Agreement, or the schedules hereto, and no closing certificate furnished by the Sellers to the Purchaser at the Closing contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(ff) Products. All of the products produced, manufactured, marketed, or under development by the Company, including without limitation, all component ingredients and packaging and labeling materials (collectively, the “Products”), comply with all federal and state laws, regulations, and requirements relating to their safety, manufacture, labeling, storage, distribution, and marketing. To the knowledge of the Sellers, all Products in process or in inventory are not, and all Products manufactured, packaged, or distributed by the Company at the time of delivery to the customers were not, “adulterated” or “misbranded” within the meaning of said laws and regulations, nor did any such Product constitute an article prohibited from introduction into interstate commerce.

There exists no set of facts (a) which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any Product, approval or consent of any Governmental Entity with respect to any Product manufactured, distributed or sold by the Company, (b) which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension, by order of any state, federal or foreign court of law, of any Product, or (c) which could reasonably be expected to have an adverse effect on the continued operation of any facility of the Company or which could otherwise cause the Company or any of its customers to recall, withdraw or suspend any such Product from the market due to safety or effectiveness concerns or to change the marketing classification of any such Product. There are no defects in the designs, specifications, or process with respect to any Product sold or otherwise distributed that is reasonably likely to give rise to any Losses or that will cause such Product to not be useable as intended or marketed.

Section 4.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers that each of the following statements is true, accurate and complete in all respects:

(a) Organization and Standing. The Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease its properties and assets.

(b) Corporate Power and Authority. The Purchaser has the full corporate power and authority to execute and deliver this Agreement and the other documents, instruments, and agreements to be entered into pursuant hereto by the Purchaser, to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby without the necessity of any act, approval or consent of any other Person or entity whomsoever. The execution, delivery and performance by the Purchaser of this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed in connection herewith have been, or by the Closing will be, approved by all requisite corporate action on the part of the Purchaser and constitute or will, when executed and delivered, constitute the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

(c) Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement and the other documents, instruments, and agreements to be entered into pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Purchaser or constitute an occurrence of default under any provision of: any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any consent, order, judgment or decree to which it is a party or by which it is bound or its assets are affected. Purchaser is not and will not be required to obtain any material consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby that has not been received prior to Closing.

(d) Litigation. There is no suit, action, proceeding or claim pending or, to the Purchaser’s Knowledge, threatened against or affecting the Purchaser or any of its affiliates that would impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement or operate the Business or own the Assets after the Closing.

(e) Approvals. Assuming the accuracy of the representations and warranties set forth in Section 4.1(ee) hereof, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority is required by any applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any governmental authority, to permit the Purchaser to execute, deliver or perform this Agreement or any instrument or agreement required hereby to be executed by it at the Closing.

(f) Brokers and Intermediaries. Except as set forth on Schedule 4.2(f), the Purchaser has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

(g) SEC Filings. The unaudited consolidated balance sheet and related consolidated statements of income, cash flows, and changes in stockholders’ equity (together with related notes) as of and for the six months ended June 30, 2006, as set forth in the Purchaser’s Quarterly Report on Form 10-Q, as filed with the SEC, (x) fairly present in all material respects the financial position of the Purchaser as of June 30, 2006 and the results of its operations, cash flows, and stockholders’ equity for the six months ended June 30, 2006 and (y) were prepared in accordance with GAAP applied on a consistent basis throughout such period, except as otherwise indicated in the notes thereto.

ARTICLE V
COVENANTS
Section 5.1 Affirmative Covenants of the Sellers. Except as set forth on Schedule 5.1, from the date of this Agreement and until the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Sellers shall cause the Company to:

(a)	operate the Business in the Ordinary Course of Business;

(b)
use reasonable efforts to preserve substantially intact the Company’s and each Subsidiary’s business organization and goodwill, maintain the Company’s and each Subsidiary’s rights and franchises, retain the services of the Company’s and each Subsidiary’s respective officers and key employees and maintain the Company’s and each Subsidiary’s relationships with their customers and suppliers;

(c)
maintain and keep their properties and tangible Assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies in quantities consistent with their customary business practice;

(d)	use reasonable best efforts to keep in full force and effect insurance in amount and scope of coverage to that currently maintained;

(e)
use reasonable efforts to obtain (and to cooperate with the Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Seller in connection with the transactions contemplated by this Agreement;

(f)	use reasonable efforts to bring about the satisfaction of the conditions precedent to the Closing set forth in Section 3.2 of this Agreement; and

(g)
promptly advise the Purchaser orally and within three (3) business days thereafter, in writing of any change in the Business that has had or is likely to have a Material Adverse Effect upon the Company.

Section 5.2 Affirmative Covenants of the Sellers Relating to Due Diligence. From the date of this Agreement and until the Closing Date, the Sellers hereby covenant and agree to cause the Company to afford the Purchaser and its Representatives, reasonable access to the properties and facilities of the Company, and cause the Company to make available to Purchaser and its Representatives, all books and records relating to the Company and to the Business. The rights of access and investigation provided for in this Section 5.2 shall be conducted during normal business hours, upon reasonable prior notice and in such manner as not to interfere unreasonably with the operation of the Business. The Sellers authorize the Purchaser to disclose to such banks, lenders, potential investors and investors, as well as the Purchaser’s attorneys, accountants and other financial advisors, all financial statements and other information of the Company reasonably required by such persons to evaluate an investment in the Purchaser provided that such parties are advised of the confidential nature of such information.

Section 5.3 Negative Covenants of the Sellers. Except as set forth on Schedule 5.3, the Seller hereby covenant and agree that between the date of this Agreement and the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, which shall not be unreasonably withheld, the Sellers shall not permit the Company to do any of the foregoing (for any activity after January 4, 2007, all of the following covenants shall apply only to actions outside of the Ordinary Course of Business):

(a) make any distribution to stockholders of cash or other Assets other than distributions made in the Ordinary Course of Business;

(b)  (i) sell, lease, license, transfer or assign any of the Assets, tangible or intangible, in excess of $10,000 in the aggregate, other than for fair consideration in the Ordinary Course of Business and not write up the value of any of the Assets other than in connection with recording inventory purchases at standard values, or (ii) sell, lease, license, transfer, assign or dispose of any of the Assets material to the conduct of the Business.

(c) enter into any written contract, lease, sublease or license involving more than $25,000, other than customer contracts, subcontractor contracts and vendor contracts related thereto entered into in the Ordinary Course of Business;

(d) other than customer and vendor purchase orders in the Ordinary Course of Business, accelerate, terminate, modify or cancel any contract, agreement, lease, sublease or license (or series of related contracts, agreements, leases, subleases and licenses) involving more than $25,000 to which the Company or any Subsidiary is a party or by which it is bound;

(e) other than pursuant to existing financing arrangements to be extinguished at Closing, impose any written mortgage or pledge of, or permit or allow the subjection of any lien, charge, security interest or Encumbrance of any kind on any of its Assets, tangible or intangible;

(f) make or commit to make any capital expenditure (or series of related capital expenditures) involving more than $25,000;

(g) create, incur, assume or guarantee any Indebtedness (including capitalized lease obligations) other than borrowings under existing facilities which will be paid off at Closing;

(h) cancel, amend, delay or postpone the payment of accounts payable and other Liabilities other than in the Ordinary Course of Business;

(i) cancel, compromise, waive or release any right or claim (or series of related rights and claims) other than in the Ordinary Course of Business, involving more than $10,000 in the aggregate;

(j) make or authorize any change in the charter, by-laws or other organizational documents of the Company or any Subsidiary, or make any change in any method of accounting or accounting practice of the Company or any Subsidiary;

(k) issue, sell or otherwise dispose of, or authorize for issuance or sale, its capital stock or other equity securities, or granted or authorized for issuance or sale any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

(l) except as set forth in Schedule 5.3, declare, set aside or pay any dividend or distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of their capital stock;

(m) make any new loan to, or enter into any other transaction with, any of their directors, officers and Highly Compensated Employees giving rise to any claim or right on their part against the Person or on the part of the Person against them, other than in the Ordinary Course of Business;

(n) grant any increase in the compensation, fringe benefits, or other compensation of, or paid any bonus or special payment of any kind (including increases under any bonus, pension, profit-sharing or other plan or commitment) to any of their Highly Compensated Employees, officers or directors, or Related Parties;

(o) adopt any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life or other insurance, (G) severance, (H) other plan, contract or commitment for any of its directors, officers or highly compensated employees, or modify or terminate any existing such plan, contract or commitment;

(p) make any charitable or other capital contribution other than immaterial contributions of soap consistent with past practice;

(q) take any willful action for the primary purpose of causing any condition to the Closing (as set forth in Article III hereof) to be materially delayed or fail to be satisfied;

(r) terminate or modify, or commit or cause or suffer to be committed any act that will result in material breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for non-performance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, other than in the Ordinary Course of Business;

(s) apply any Assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of the Sellers or any Affiliate of the Sellers or any Related Party or to the prepayment of any such amounts, other than expenses payable in the Ordinary Course of Business;

(t) do any act, or omit to do any act which would cause a violation or breach of any of the representations, warranties or covenants of the Sellers or the Company set forth in this Agreement or cause any representation or warranty set forth herein, or in any certificate or other document delivered in connection herewith, to be untrue on the Closing Date;

(u) take any action which has or could reasonably be expected to have a Material Adverse Effect;

(v) except as set forth in Schedule 5.3, transfer, directly or indirectly, in any way, any cash, cash equivalents, securities, or other assets to the Sellers, or for the benefit of the Sellers, including, but not limited to, by way of dividend, loan, repayment of indebtedness, payment of fees, or other distribution or transfer; or

(w) agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.4 Affirmative Covenants of the Purchaser. The Purchaser hereby covenants and agrees that, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Sellers, the Purchaser will and hereby agrees:

(a) to comply promptly with all requirements with respect to the transactions contemplated by this Agreement, and furnish information to the Sellers in connection with any such requirement;

(b) to use its reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Purchaser in connection with the transactions contemplated by this Agreement;

(c) to not take any willful action for the primary purpose of causing any condition to the Closing (as set forth in Article III hereof) to be materially delayed or to fail to be satisfied;

(d) to use its reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.3 of this Agreement; and

(e) that the unaudited consolidated balance sheet and related consolidated statements of income, cash flows, and changes in stockholders’ equity (together with related notes) as of and for the nine months ended September 30, 2006, as set forth in the Purchaser’s Quarterly Report on Form 10-Q, to be filed with the SEC, (x) will fairly present in all material respects the financial position of the Purchaser as of September 30, 2006 and the results of its operations, cash flows, and stockholders’ equity for the nine months ended September 30, 2006 and (y) will be prepared in accordance with GAAP applied on a consistent basis throughout such period, except as otherwise indicated in the notes thereto.

Section 5.5  Preparation of Tax Return.

(a) Tax Returns. Sellers shall file or cause to be filed when due all Tax returns that are required to be filed by or with respect to the Company for Tax periods ending before the Closing Date, and shall remit, or cause to be remitted by the taxpayers who owe such Taxes, any Taxes due in respect of such Tax returns. Purchaser shall not file or cause to be filed any Tax return relating to the Company for Tax periods ending before the Closing Date without the Sellers’ prior consent (which shall not be unreasonably withheld or delayed), other than Tax returns that will not be materially adverse to the Sellers. Purchaser shall file or cause to be filed all Tax returns that are required to be filed by or with respect to the Company for Taxes with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”) and shall remit or cause to be remitted the amount of Taxes shown on such Tax returns. Sellers shall reimburse Purchaser for the portion of the Taxes payable for all periods of the Straddle Period occurring prior to Closing as determined pursuant to Section 5.5(e). Purchaser shall file or cause to be filed when due all other Tax returns that are required to be filed by or with respect to the Company, and shall remit or cause to be remitted any Taxes due in respect of such Tax returns. Sellers or Purchaser shall reimburse the other party for any Taxes which are payable with Tax returns to be filed by the other party pursuant to this Section 5.5(a), in each case, within ten (10) days after such returns are filed.

(b) Cooperation on Tax Matters. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns relating to the Company and any audit, litigation or other proceeding with respect to Taxes relating to the Company, including any Tax claim. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding.

(c) Tax Refunds. The amount or economic benefit of any refunds of Taxes of the Company for any taxable period ending before the Closing Date shall be for the account of Seller. The amount or economic benefit of any refunds of Taxes of the Company for any taxable period beginning on or after the Closing Date shall be for the account of Purchaser. The amount or economic benefit of any refunds of Taxes of the Company for any period beginning on or after the Closing Date shall be ratably apportioned between Purchaser and Sellers in the manner described in Section 5.5(e). Any such amounts owing to Purchaser and Seller, as applicable, as provided in this Section 5.5(c) shall be paid by Purchaser or Sellers, as applicable, within five (5) business days of the receipt of any such refunds.

(d) Transfer Taxes. Each party will bear its own transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Purchaser will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers will join in the execution of any such Tax returns and other documentation.

(e) Apportionment of Straddle Periods.

In the event of any Straddle Period:

(i)
personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”) of the Company for any Tax period prior to Closing shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of the relevant Straddle Period up to the day before the Closing Date and the denominator of which is the total number of days in the Straddle Period; and

(ii)	the Taxes of the Company (other than Per Diem Taxes) for any Tax period prior to Closing shall be computed as if such Tax period ended as of the close of business on the day before the Closing Date.

Section 5.6 Notification. Each party to this Agreement shall promptly notify the other party in writing of the occurrence, or pending or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on any schedule to this Agreement had such event or circumstance occurred or existed on or prior to the date of this Agreement). Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies that a party may have with respect to a breach of any representation, warranty or covenant.

Section 5.7 Confidentiality. The parties hereto hereby agree to treat all of the information required to be disclosed or exchanged in connection with this Agreement and any other confidential information a party hereto receives from another party hereto as confidential, to not directly or indirectly use any of such information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, to keep such information confidential and within ten (10) business days after termination of this Agreement for any reason, to return to such other party all tangible embodiments (and all copies) of such information which are in its possession. The parties hereto may disclose on a confidential basis the transactions contemplated hereby and any information which such party may obtain from another party hereto to their respective Boards of Directors, senior management personnel, attorneys, accountants, financial advisors, prospective investors in the Purchaser or any Affiliates or other professionals to the extent necessary to obtain their services in connection with the transactions contemplated hereby. Neither party shall have an obligation to treat as confidential (i) information that was already in such party’s or any of such party’s possession prior to disclosure by the other party; (ii) information then generally known or available to the public or that later becomes publicly available other than through the receiving party; or (iii) information disclosed to the party by a third party who was not bound by an obligation of confidentiality to the other party. The obligation to maintain the confidentiality of information shall also not apply to any information disclosed or disclosures made in response to a valid subpoena or similar process or to an order of a court of competent jurisdiction, provided that the disclosing party shall have used its reasonable best efforts to notify the other party hereto to whom the confidential information belongs in time to afford such party an opportunity to contest such process or order. Notwithstanding the provisions of this Section 5.7, in the event that this Agreement is terminated by the Seller pursuant to Section 6.2(a) of this Agreement, then the obligations with respect to confidential information shall be governed by the confidentiality agreement between the parties dated February 23, 2006.

Section 5.8 Covenant Not to Compete. The Sellers acknowledge that in order to assure the Purchaser that the Purchaser will retain the value of the Company as a “going concern,” the Sellers, on the terms set forth in this Section 5.8, agrees not to utilize their special knowledge of the Business of the Company and its relationships with customers, prospective customers, suppliers and others or otherwise to compete with the Business subject to the terms hereafter set forth. Accordingly, subject to the Closing of the transactions contemplated by this Agreement, each Seller covenants and agrees as follows:

(a) During the five (5) year period that begins on the Closing Date, such Seller shall not, whether for its own account or for the account of any other party other than the Company or Purchaser or its Affiliates, directly or indirectly engage or have any financial interest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend their name to or any similar name to, lend their credit to or render services or advice to, any organization or activity which in any manner competes with (A) the Company with respect to the Business or (B) the Purchaser or its Affiliates with respect to the Purchaser’s Business. For purposes of this Section 5.8, the term "compete" shall mean with respect to the Company or the Purchaser and its Affiliates: (i) with respect to or in connection with conducting any Business or the Purchaser’s Business, calling on, soliciting, taking away, or accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer, any individual, person, partnership, company, association or other entity or enterprise that is or was a client or customer of or actively solicited by the Company or, to such Seller’s Knowledge, the Purchaser or its Affiliates on or within two (2) years of the Closing Date; (ii) with respect to any business reason other than in connection with the Business or the Purchaser’s Business, calling on, soliciting, taking away, or accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer, any individual, person, partnership, company, association or other entity or enterprise that is or was a client or customer of the Company or, to such Seller’s Knowledge, the Purchaser or its Affiliates on or within two (2) years of the Closing Date without the prior written consent of the CEO of the Purchaser in each instance, which consent will not be unreasonably delayed or withheld; (iii) soliciting, taking away or attempting to solicit or take away, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Company or the Purchaser or its Affiliates on or within two (2) years of the Closing Date, on behalf of any individual, person, partnership, company, association or other entity or enterprise conducting Business or the Purchaser’s Business; (iv) inducing or attempting to induce any employee of the Company or the Purchaser and its Affiliates to terminate employment with the Company or the Purchaser and its Affiliates, as the case may be; (v) entering into or attempting to enter into any business similar to or competing in any way with the Business or the Purchaser’s Business. For purposes of this Section 5.8(a), the words "directly or indirectly" as they modify the word "compete" shall mean (i) acting as an agent, representative, consultant, officer, director, manager, independent contractor or employee of any individual, person, partnership, company, association, limited liability company, limited liability partnership or other entity or enterprise which competes with the Company, the Business or the Purchaser’s Business, (ii) participating in any such competing entity or enterprise as an owner, member, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder holding less than a two percent (2%) interest in a Company whose shares are traded on a regional or national securities exchange or have been registered under Section 12(g) of the Exchange Act); and (iii) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client or customer.

(b) During the five (5) year period that begins on the Closing Date, such Seller shall not interfere with any of the Company’s, the Purchaser’s or the Purchaser’s Affiliates’ relationships with any party, including any party who, during the one year period ending on the Closing Date, was an employee, contractor, supplier or customer of any of the Company, the Purchaser, or the Purchaser’s Affiliates’. Such Seller shall not make public statements which may negatively impact any of the Company, the Purchaser or Purchaser’s Affiliates, or any of its directors, officers, employees or agents with respect to the customers, suppliers, products, personnel or business of Purchaser, Purchaser’s Affiliates, and any of the Company, and Purchaser and its Affiliates shall not make public statements which negatively impact such Seller, except to the extent such statements by such Seller, the Purchaser or Purchaser’s Affiliates are (i) required by the federal securities laws or any other laws applicable to the Purchaser or its Affiliates, (ii) made in a manner consistent with an individual’s fiduciary duties, or (iii) in connection with any arbitration, mediation, administrative action, or litigation (including, without limitation pleadings, depositions, discovery requests and testimony) relating to this Agreement or any other Agreement between the parties. For purposes of this Section 5.8(b), “interfere” shall mean intentional or grossly negligent acts or conduct that is reasonably likely to hamper, hinder or disturb the relationships between the Company, the Purchaser or Purchaser’s Affiliates and any applicable party; provided, however, that the term “interfere” shall not include any act of solicitation under Section 5.8(a)(i), (ii) or (v) hereof that was permissible in accordance with the terms of Section 5.8(a) at the time that such act was committed.

(c) Such Seller shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, copyright, logo, a trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Purchaser or the Company, in connection with any product or service, whether or not such use would be in a business competitive with that of Purchaser or the Company.

(d) Such Seller hereby acknowledges that a breach of the provisions of Sections 5.8(a)-(c) cannot reasonably or adequately be compensated in damages in an action at law; and that a breach of any of the provisions contained in Sections 5.8(a)-(c) will cause the Company irreparable injury and damage. By reason thereof, such Seller hereby agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary, temporary and permanent injunctive and other equitable relief to prevent or curtail any actual breach of Sections 5.8(a)-(c) by such Seller; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Such Seller acknowledges that (a) the business of the Company is national and international in scope and its products are marketed throughout the United States and in other countries, territories and possessions; (b) the Company compete with other businesses that are or could be located in any part of the United States and in other countries, territories and possessions; and (c) the provisions of this Section 5.8 are reasonable and necessary to protect the business of the Company and will not restrict the Seller from earning a livelihood.

Section 5.9 Further Assurances. At any time, and from time to time, whether on or after the Closing Date, each party shall execute such additional instruments, documents, certifications and other assurances and take such actions as may be reasonably requested by any other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 5.10 Transfer of the Shares. The Company hereby waives any and all rights the Company may have under all agreements between the Company and the Sellers or otherwise to object to the transfer to Purchaser of any Shares and hereby covenants not to consent to the transfer of any Shares to any Person other than Purchaser.

Section 5.11 Subsequent Actions. If at any time after the Closing the Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company and the Subsidiaries, any of its rights, properties or assets or (iii) otherwise to carryout this Agreement, the Sellers shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or the Company or the Subsidiary or otherwise to carry out this Agreement.

Section 5.12 Efforts. Between the date of this Agreement and the Closing Date, Purchaser and Seller shall each use their commercially reasonable efforts to cause the transactions in Section 3.2 to be satisfied.

Section 5.13 Release by Sellers. Effective as of the Closing Date and subject to the Seller’s receipt of the Closing Date Consideration Shares and the Closing Date Consideration Shares, the Sellers hereby release and forever discharge the Company and the Subsidiaries and the Company’s and the Subsidiaries’ respective individual, joint or mutual, past, present and future representatives, affiliates, principals, officers, employees, insurers, subrogors, subrogees, licensees, predecessors, members, directors, managers, stockholders, limited partners, general partners, controlling persons, subsidiaries, successors and assigns (individually a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, foreseeable and unforeseeable, liquidated and unliquidated, insured and uninsured, both at law and in equity, which the Seller now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date (“Sellers Claims”); provided, however, that nothing contained herein shall operate to release any obligation of the Company and the Subsidiary arising under this Agreement or the Employment Agreement, dated as of the Closing Date, between the Company and the Sellers, and the transactions contemplated hereby and thereby.

Section 5.14 Acquisition Proposals: No Solicitation. In consideration of the substantial expenditure of time, effort, and expense undertaken by the Purchaser in connection with the negotiation and execution of this Agreement, the Sellers agree that unless this Agreement has been terminated pursuant to the terms hereof or by the mutual agreement of the parties, neither the Sellers, nor their respective Affiliates, Representatives, employees or agents (collectively, “Agents”) will, between the date hereof and the earlier of the termination of this Agreement and the Closing, directly or indirectly, (i) assist, solicit, encourage, negotiate, or accept any proposal (whether solicited or unsolicited) (an “Acquisition Proposal”), for, or execute any agreement relating to, a sale of all or any part of the Shares, the Company, or their respective assets or a sale of any equity or debt security of the Company or any merger, consolidation, combination, recapitalization, sale of any material assets or other transaction involving any of the Company with any other party, or (ii) provide any information regarding any of the Company to any third party for the purpose of soliciting, encouraging or negotiating an Acquisition Proposal (it being understood that nothing contained in clauses (i) or (ii) above shall restrict the Seller or any of the Agents from providing information as required by legal process). In addition, the Sellers shall promptly notify the Purchaser in writing of any third party’s Acquisition Proposal, or communication in connection with any potential Acquisition Proposal, to the Seller or any of the Company, together with all relevant terms and conditions thereof.

Section 5.15 Termination of Certain Liabilities. At the Closing, the Sellers shall direct the Purchaser to apply the amount deducted from the Purchase Price pursuant to Section 2.2(a)(i)(D) to pay, discharge and satisfy in full the Closing Indebtedness set forth on Schedule 5.15. At the Closing, the Sellers shall deliver to the Purchaser evidence reasonable satisfactory to the Purchaser that, after the payments required under this Section 5.15, the Closing Indebtedness will be completely satisfied and discharged, and that the Company and its assets, as the case may be, have been released from any Indebtedness associated with the Closing Indebtedness.

Section 5.16 Affirmative Covenant of PAA. Prior to Closing, PAA will have provided the landlord to the Essex Facility his personal guaranty with respect to all of the obligations of the Company (or an Affiliate of the Purchaser) under the Amended Essex Sub-Lease  as inducement to release Twincraft as the guarantor under the sub-lease for the Essex Facility.

ARTICLE VI
TERMINATION

Section 6.1 Termination by the Purchaser. This Agreement may be terminated by the Purchaser as follows:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Agreement, or if any representation or warranty of the Sellers shall have become untrue in any material respect, in either case such that the conditions set forth in Section 3.2 of this Agreement would be incapable of being satisfied by the Seller on or prior to the Closing; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 6.1(a), and further provided that such breach or untrue representation or warranty, other than a breach of Section 5.14, is not cured within ten (10) days after notice thereof;

(b) any legal proceeding is commenced or threatened by any Governmental Entity or other Person directed against the consummation of the Closing or any other transaction contemplated hereby, and Purchaser reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

(c)  at any time after 5:00 p.m., New York time, on February 1, 2007 if the transactions contemplated by this Agreement have not closed by such time; or

(d) at any time after 5:00 p.m., New York time, on January 3, 2007, if the Purchaser fails to have sufficient funds available to consummate the transactions contemplated under this Agreement on or before 5:00 p.m., New York time, January 4, 2007.

Termination of this Agreement pursuant to Section 6.1(d) hereof, shall not effect the Sellers’ rights under Section 6.6 hereof.

Section 6.2 Termination by the Seller. This Agreement may be terminated by the Sellers as follows:

(a) upon a breach of any material representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any material representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 3.3 of this Agreement would be incapable of being satisfied by Purchaser on or prior to the Closing; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 6.2(a), and further provided that such breach or untrue misrepresentation or warranty is not cured within ten (10) days after notice thereof;

(b) at any time after 5:00 p.m., New York time, on February 1, 2007 if the transactions contemplated by this Agreement have not closed by such time; or

(c)  at any time after 5:00 p.m., New York time, on January 3, 2007, if the Purchaser fails to provide written evidence to the Seller Representative that sufficient funds will be available to the Purchaser to consummate the transactions contemplated under this Agreement on or before 5:00 p.m., New York time, January 4, 2007.

Termination of this Agreement pursuant to Section 6.2(c) hereof, shall not effect the Sellers’ rights under Section 6.6 hereof.

Section 6.3 Effect of Termination. In the event of termination of this Agreement as provided in Sections 6.1 and 6.2, this Agreement (except for the provisions of Sections 8.1 (Expenses), 8.2 (Governing Law), and this Section 6.3, which shall continue indefinitely, Section 5.14 (Acquisition Proposals; No Solicitation) which shall continue for one year from the Closing Date, and Section 6.6 (Risk of Financing) which shall continue for six years from the Closing Date) shall forthwith become void and neither party shall have any further liability to the other under this Agreement; provided that nothing herein shall relieve any party from liability for fraud or willful breach of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, although the Seller will have no further obligations under Section 5.14 following termination of this Agreement, Section 5.14 shall survive termination of this Agreement for purposes of the Purchaser bringing any claims relating to breaches of Section 5.14 that occurred prior to the termination of this Agreement.

Section 6.4 Notice of Termination. A party shall provide each of the other parties with at least ten (10) days’ notice prior to termination under Sections 6.1(a) and (b) or 6.2(a) hereof and the opportunity to cure any such deficiency or, if not capable of being cured in such ten (10) day period, then to commence cure and proceed to complete same diligently and in any event within thirty (30) days of such notice.

Section 6.5 Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

Section 6.6 Risk of Financing. Notwithstanding any other provision in this Agreement to the contrary, in the event that:

(a)	the transactions contemplated under this Agreement are not consummated on or before January 15, 2007; and

(b)
the failure to consummate the transactions contemplated under this Agreement on or before January 15, 2007 results from the Purchaser’s failure to obtain sufficient financing (whether such financing is obtained from CIT Bank, Inc., third party investors or lenders, or a combination of both (any such financing is hereinafter referred to the “Financing”)); and

(c)	the Purchaser’s failure to obtain the Financing is not a direct result of an act of God, terrorism, war, or an unforeesable occurrence which is unrelated to the Financing then, in addition to the Purchaser’s right to terminate this Agreement pursuant to Section 6.1(c) hereof and the Sellers’ right to terminate this Agreement pursuant to Section 6.2(d) hereof, the Purchaser shall pay to the Sellers the sum of three hundred thousand dollars ($300,000) as liquidated damages resulting from such failure. Such payment shall be in lieu of the Sellers’ rights to any and all other damages for breach of this Agreement by the Purchaser relating to the Purchaser’s failure to obtain the Financing. If the Purchaser fails to make the foregoing payment to the Sellers within five (5) business days of receiving written demand for such payment, then notwithstanding the provisions of 8.5 hereof, the Sellers shall have the right to seek enforcement of this Section 6.6 only and solely with respect to the collection of the liquidated damages provided for in this Section 6.6, in a Vermont court applying Vermont law and, in such event, the Purchaser irrevocably and expressly agrees to: (i) submit to the jurisdiction of the courts of the State of Vermont for the purpose of resolving any disputes among the parties relating to this Section 6.6; (ii) irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Section 6.6, or any judgment entered by any court in respect hereof brought in Chittenden County, Vermont, and further irrevocably waive any claim that any suit, action or proceeding brought in Chittenden County, Vermont has been brought in an inconvenient forum and the purchasers, and (iii) pay all of the Sellers’ expenses in enforcing their rights under this Section 6.6 including, but not limited to, reasonable attorneys’ fees and costs.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Survival of the Representations and Warranties. The representations and warranties of the Sellers and the Purchaser set forth in this Agreement shall survive the Closing Date and remain in full force and effect only until 18 months following the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1(c), 4.1(d), 4.1(e), 4.1(i), 4.1(t), 4.1(z) and 4.1(bb) shall survive the Closing Date and remain in effect until thirty days after the expiration of the applicable statute of limitations.

Section 7.2 Effects of Investigation. The right to indemnification, payment of Purchaser Losses or for other remedies based on any representation, warranty, covenant or obligation of the Sellers or the Company contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired), except to the extent disclosed on a Schedule to this Agreement, at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchaser Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 7.3 Indemnification Generally.

(a) By the Sellers. The Sellers and, only in the event that the acquisition of the Shares contemplated by this Agreement is not consummated, the Company agree to be responsible for and shall pay and indemnify and hold harmless Purchaser and its Representatives (the “Purchaser Indemnitees”) from, against and in respect of, the amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest (collectively, “Losses”), costs and expenses, including, without limitation, reasonable fees and disbursements of counsel arising from, in connection with, or incident to (i) any breach or violation of any of the covenants or agreements of the Sellers contained in this Agreement or any agreement, document or other writing referred to herein and delivered pursuant hereto, other than any employment agreement contemplated hereby; (ii) any breach or violation of any representation or warranty of the Sellers contained in this Agreement or any agreement, document or other writing referred to herein and delivered pursuant hereto, other than any employment agreement contemplated hereby; (iii) any and all Taxes for any unaccrued or unreported Tax liabilities with respect either of the Company or any Subsidiary for all periods prior to or including the Closing Date; (iv) (A) any Employee Benefit Plan (except to the extent that such Liability has been accrued on the Financial Statements) or (B) the Company’s or any Subsidiary’s failure to fully perform under and comply with the requirements of ERISA or applicable law with respect to any Employee Benefit Plan of the Company, in the case of each of (A) and (B), in respect of all periods prior to and including the Closing Date; (v) any liability resulting from any Litigation with respect to acts, omissions, facts or circumstances arising on or prior to the Closing Date involving the Sellers, the Shares, or the Company, regardless of whether or not such litigation was disclosed by the Company or any of the Sellers on Schedule 4.1(m); (vi) any environmental claims or liabilities arising out of or connected with, directly or indirectly, the ownership, lease or use, on or prior to the Closing Date, by the Company’s leased property set forth on Schedule 4.1(o); and (vii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

(b) By the Purchaser. The Purchaser agrees to indemnify and hold harmless the Sellers from, against and in respect of, the full amount of any and all Losses, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel arising from, in connection with, or incident to (i) any breach or violation of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement or any agreement, document or other writing referred to herein and delivered pursuant hereto, other than any employment agreement contemplated hereby; and (ii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

(c) Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”.

(i) An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give prompt written notice (including a copy of such claim if such claim is in writing) to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement (“Claim Notice”), provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are materially prejudiced.

(ii) Subject to Section 7.3(c)(iii), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided that the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party.

(iii) Notwithstanding Section 7.3(c)(ii), if any third Person claim, action or suit against any Indemnified Party does not (i) seek an injunction or other equitable relief against the Indemnified Party; (ii) involve criminal proceedings against the Indemnified Party; (iii) involve an amount asserted in good faith by a Person entitled to indemnification under Sections 7.3(a) or (b), as applicable, with respect to such claim, when aggregate with all other amounts asserted in good faith by all Persons entitled to indemnification under Sections 7.3(a) or (b), as applicable, pursuant to all other then unresolved Claim Notices and Indemnity Notices, exceeds Three Hundred Fifty Thousand and 00/100 Dollars ($350,000); (iv) involve a claim that could result in the granting of an equitable remedy that would reasonably be expected to have a Material Adverse Effect on the Company; (v) involve an instance in which the applicable claim is against, or if the defendants in any Litigation relating to the applicable claim include, both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes in good faith that there are defenses available to it that are different or additional to those available to the Indemnifying Party; or (vi) involve a conflict of interest exists between the Indemnifying Party and the Indemnified Party as to such claim; then with respect to each such claim, action or suit the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, provided that the Indemnifying Party has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect thereof, and for only so long as the Indemnifying Party is diligently pursuing the defense of such claim, action or suit, and, provided, further, that in any such case the Indemnified Party shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnifying Party has so elected to conduct and control the defense thereof. So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay, settle, or compromise such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be a conflict of interest for such counsel. If the Indemnifying Party does not make such election, or having made such election does not, in the good faith reasonable opinion of the Indemnified Party, proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

(iv) The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

(v) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no good faith dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

(vi) With regard to claims for which indemnification may be payable hereunder which do not involve a claim being sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible, provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are materially prejudiced. If the Indemnifying Party either accepts such claim or does not notify the Indemnified Party within twenty days after the date of receipt of the claim notice that the Indemnifying Party disputes such claim, with a statement of the basis of such position, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and such indemnification claim shall be paid promptly by the Indemnifying Party. If an objection is made in writing in accordance with this Section 7.3(c)(vi), the Indemnified Party shall respond in a written statement to the objection within twenty days and, for forty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to such claim (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

(d) Limitations on Indemnification.

(i)  Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made to the Purchaser Indemnitees arising from breaches of representations or warranties of the Seller under Section 7.3(a)(ii), until the Purchaser Losses, costs and expenses aggregate at least $225,000 (the “Basket Amount”), at which time the Purchaser Indemnitees shall be indemnified to the extent any Purchaser Losses, costs and expenses with respect to such matter exists but only for the amount by which all Purchaser Losses, costs and expenses exceed the Basket Amount, provided, that such limitation shall not apply to Purchaser Losses arising from breaches of representations or warranties made in the indemnification provisions set forth in Section 7.3 with respect to Sections 4.1(c), 4.1(d), 4.1(e), 4.1(i), 4.1(t), 4.1(z), 4.1(bb), 5.8, or 8.1 or with respect to a claim of fraud or willful misconduct by the Seller.

(ii) In no event will any Purchaser Indemnitee be entitled to indemnification hereunder for the amount of any Purchaser Losses for which the Purchaser has already been compensated or made whole in the form of a reduction to the Purchase Price equal to such amount with respect to any such Purchaser Loss.

(iii) The aggregate liability of the Sellers to Purchaser Indemnitees for indemnification arising from breaches of representations or warranties of the Seller under Section 7.3(a)(ii) shall not exceed $9,140,220, except that there shall be no limit on the Seller’s aggregate liability to Purchaser Indemnitees pursuant to this Article VI for any breach of Sections 4.1(c), 4.1(d), 4.1(e), 4.1(i), 4.1(t), 4.1(z), 4.1(bb), 5.8 or 8.1, or with respect to a claim of fraud or willful misconduct by the Seller.

(iv) In addition, the indemnification obligations of each party under this Section 7.3 relating to breaches of such party’s representations and warranties shall terminate on the date on which the survivability of the representations and warranties expires as set forth in Section 7.1 hereof.

(v) Notwithstanding any provision contained in this Agreement to the contrary, in not event shall either ALL or JMC be liable for more than their respective Pro Rata Ownership Percentage of Purchaser’s Losses as a result of the indemnification obligations under this Section 7.3.

(e) Right to Set-off. In addition to any other rights the Purchaser may have, should the Sellers be liable for any indemnification payments under this Article VII to the Purchaser Indemnitees, or for any payments owing pursuant to Section 2.7 (Working Capital Adjustment), the Purchaser may in good faith, and upon notice to the Sellers specifying in reasonable detail the basis therefor and subject (in the case of indemnification payments) to the limitations in Section 7.3(c), set-off and deduct such amounts (the “Right of Set-off”) as follows (i) against the Indemnification Escrow Amount with respect to claims for any indemnification payments under this Article VII to the Purchaser Indemnitees, in which case such amounts shall be released from the Indemnification Escrow Fund to the Purchaser in accordance with the terms of the Escrow Agreement, (ii) against the Purchase Price Adjustment Escrow Amount with respect to claims for any payments owing pursuant to Section 2.7 (Working Capital Adjustment), in which case such amounts shall be released from the Purchase Price Adjustment Escrow Fund to the Purchaser in accordance with the terms of the Escrow Agreement, or (iii) from any payments or obligations, it may have to the Seller for any of the 2007 Deferred Consideration Amount or 2008 Deferred Consideration Amount. If the Purchaser elects to set-off against any Deferred Consideration Shares to be issued to the Sellers, such shares shall be valued using the average closing price for shares of Purchaser Common Stock as quoted on the NASDAQ Global Market, or any other exchange on which the Purchaser Common Stock is then traded or quoted, for the twenty days on which such stock is actually traded prior to the date on which such indemnification claim is payable by the Sellers. For the avoidance of doubt, the Purchaser may only set-off and deduct any amounts owing in respect of claims for any payments owing pursuant to Section 2.7 (Working Capital Adjustment) against the Purchase Price Adjustment Escrow Fund. The Purchaser hereby acknowledges and agrees that in the event it has any claims against the Sellers for any indemnification payments under this Article VII, it shall first seek to satisfy such claims against the Indemnification Escrow Amount.

(f) Treatment of Indemnity Payments. It is the intent of the parties that amounts paid under this Article VII shall represent an adjustment to the Purchase Price and the parties will report such payments consistent with such intent.

Section 7.4 Obligation. Subject to the limitations set forth in Section 7.3, all representations, warranties, covenants, agreements, and liabilities of the Sellers under this Agreement shall be the obligation of the Sellers and are only for the benefit of Purchaser and its successors. None of the provisions of this Agreement shall give rise to any right of action by or for the Sellers, and the Sellers shall not have any rights against the Company if a remedy is sought or obtained against the Sellers because the Company breaches any representation, warranty, covenant or agreement set forth herein.

Section 7.5 Sellers’ Representative.

(a) Following the Closing Date each of the Sellers, and the Sellers’ Representative agrees that the Sellers’ Representative shall exercise the rights and fulfill the obligations of and otherwise have the authority to act for and on behalf of the Sellers, including, without limitation, to give and receive notices and communications, to act on behalf of the Sellers with respect to any matters arising under this Agreement or the Escrow Agreement, including, without limitation, to negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings including, without limitation, under Article II and VII of this Agreement, and to comply with orders and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. Such agency, may be changed by the Sellers from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided, however, that the Sellers’ Representative may not be removed unless the Sellers agree to such removal and to the identity of the substituted Sellers’ Representative.

(b) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction from all of the Sellers and shall be final, binding and conclusive upon each of the Sellers. The Purchaser and the Company may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each member of the Sellers. The Purchaser and the Company shall be relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative. In furtherance of the foregoing, any reference to a power of the Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Sellers’ Representative. The Sellers acknowledge and agree that the Sellers shall only be able to take action permitted hereunder through the Sellers’ Representative and that the Sellers’ Representative has agreed to act as a sellers representative. The Sellers’ Representative agrees that it shall not be entitled to any fee or other compensation from the Company or the Purchaser for its services hereunder. Each of the Sellers acknowledges and agrees that the Purchaser shall be entitled to treat each of them for all purposes under this Agreement and the Escrow Agreement as if there were no Sellers’ Representative appointed to act on their behalf in the event, in the sole and absolute discretion of the Purchaser, the Sellers’ Representative does not fulfill any of its obligations hereunder or there is any dispute as to its authority hereunder.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1 Expenses. Except as otherwise expressly provided for in this Agreement, Purchaser will bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement, and the Sellers will bear their expenses and the expenses of the Company and the Subsidiaries incurred prior to and after the Closing in connection with the preparation, execution, and performance of this Agreement.

Section 8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements to be fully performed within such State.

Section 8.3 Notices. All notices and other communications required or permitted hereunder shall be in writing (including telecopier communication) and be delivered by personally or by overnight courier (with written receipt requested) or telecopied (with confirmed receipt), to the following addresses (or such other address as any party shall have designated from time to time by notice to the other party):

If to the Company to:

Twincraft, Inc.
2 Tigon Street
Winooski, VT 05404
Attn: Peter A. Asch
Fax: 802 655-6475

with a copy to:

If to the Sellers, then to the Sellers’ Representative:
Peter A. Asch
450 South Willard St.
Burlington, VT 05401

Fax: 802 655-6475

in each case with a copy to:

Lisman Webster & Leckerling P.C.
84 Pine Street
Burlington, VT 05401
Attention: Richard W. Kozlowski
Fax: (802) 864-3629

If to the Purchaser, to:

Langer, Inc.
450 Commack Road
Deer Park, New York 11729
Fax: 631-667-1203
Attention: Mr. Gray Hudkins, Chief Executive Officer

with a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor
New York, New York 10019
Fax: 212-245-3009
Attention: Robert L. Lawrence, Esq.

All such notices and other communications shall be effective upon written confirmation of delivery or if sent by facsimile, upon confirmed receipt of transmission.

Section 8.4 No Waiver of Remedies, etc. No failure on the part of any party to exercise, and no delay of any party in exercising, any right or remedy available hereunder or by law shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy by any party preclude any other or further exercise thereof or the exercise of any other right by such party. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.5 Injunctive Relief; Jurisdiction and Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties further agree: (a) that this Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York, with the exceptions of the matters in Sections 2.3, 2.4 and 2.7, which are required to be resolved by the parties in the manner prescribed by Section 2.5; (b) that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby; and (c) to irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.

Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original of this Agreement and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement, and delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof, provided, however, that in each instance an original executed counterpart shall be promptly delivered to the other parties by hand or overnight courier.

Section 8.7 Section and Other Headings. The sections and other headings contained in this Agreement are for reference purposes only and shall not define, limit or extend the meaning or interpretation of this Agreement.

Section 8.8 Entire Agreement; Incorporation by Reference. All Schedules and Exhibits attached hereto and all certificates, documents and other instruments contemplated to be delivered hereunder are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references to this Agreement herein or in any of such writings shall be deemed to refer to and include all of such writings. Except as set forth in Section 5.7, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.9 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, personal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.10 Amendment or Modification. This Agreement may not be amended, supplemented or otherwise modified by the Parties in any manner, except by an instrument in writing signed by each of the Seller and an authorized officer of Purchaser.

Section 8.11 Waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision, and the single or partial exercise of any right hereunder by any party shall not preclude any other or further exercise of such right or any other right by such party or the other party.

Section 8.12 Severability. If any provision of this Agreement shall be determined by a court pursuant to Section 7.5 of this Agreement to be invalid or unenforceable in any jurisdiction, such determination shall not affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid or enforceable, the unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.13 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided, that Purchaser may assign this Agreement to a Company, partnership, or limited liability company of which Purchaser maintains majority control.

Section 8.14 Publicity. No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of the Purchaser and the Seller as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or its affiliates from making any public announcement or filing pursuant to any federal or state securities laws or stock exchange rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLERS:	/s/ Peter A. Asch
Peter A. Asch

/s/ Richard Asch
Richard D. Asch

/s/ A. Lawrence Litke
A. Lawrence Litke

/s/ Joseph M. Candido
Joseph M. Candido

PURCHASER:	By: /s/ W. Gray Hudkins
Name: W. Gray Hudkins
Title: Chief Executive Officer

Accepted and Agreed to Solely
with respect to Section 7.3(a):

COMPANY:	TWINCRAFT, INC.

By: /s/ Peter A. Asch
Name:
Title:

Accepted and Agreed to Solely
with respect to Section 7.5:

SELLERS’ REPRESENTATIVE:

/s/ Peter A. Asch